UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒   Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Wendy’s International, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Wendy's International, Inc.

Tim Hortons. Wendy's Baja Fresh Mexican Grill

WENDY'S
OLD FASHIONED HAMBURGERS
QUALITY IS OUR RECIPE
WENDY'S

Notice of 2006 Annual Meeting of Shareholders and Proxy Statement

Tim Hortons
ALWAYS FRESH
Tim Hortons

Contents

Notice of Annual Meeting of Shareholders
1	Proxy Statement
1	Voting Securities and Principal Holders Thereof
8	Election of Directors
12	Other Director Information, Committees of Directors and Corporate Governance Information
17	Audit Committee Report
18	Compensation of Management
18	Summary Compensation Table
22	Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values
23	Report of the Compensation Committee on Executive Compensation
26	Comparison of Five-Year Total Return for Wendy’s International, Inc., Specified Peer Groups and the S&P 500 Index
27	Executive Agreements
28	Certain Transactions Involving Management or 5% Shareholders
28	Ratification of Independent Registered Public Accounting Firm
29	Shareholder Proposals
35	Other Matters
Map to Wendy’s Annual Meeting

WENDY’S INTERNATIONAL, INC.

P.O. Box 256

Dublin, Ohio 43017-0256

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To the Shareholders of Wendy’s International, Inc.:

Notice is hereby given that the Annual Meeting of Shareholders of Wendy’s International, Inc. (the “Company”) will be held at the AMC Theatres, 6700 Village Parkway, Dublin, Ohio 43017, on Thursday, April 27, 2006, at 9:00 a.m., local time, for the following purposes, all of which are more completely set forth in the accompanying Proxy Statement:

1.	To elect five Directors, each for a term of three years.

2.	To ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the current year.

3.	To consider two Shareholder Proposals, if presented at the Annual Meeting, as described on pages 29 to 34 of the Proxy Statement.

4.	To transact such other business as may properly come before the meeting.

Only shareholders of record at the close of business on March 6, 2006 are entitled to notice of and to vote at the Annual Meeting of Shareholders.

YOUR VOTE IS IMPORTANT

Again this year we are offering registered shareholders the opportunity to vote their shares electronically through the internet or by telephone. Please see the Proxy Statement and the enclosed Proxy for details about electronic voting. You are urged to date, sign and promptly return the enclosed Proxy, or to vote electronically through the internet or by telephone, so that your shares may be voted in accordance with your wishes and so that the presence of a quorum may be assured. Voting promptly, regardless of the number of shares you hold, will aid the Company in reducing the expense of additional Proxy solicitation. Voting your shares by the enclosed Proxy, or electronically through the internet or by telephone, does not affect your right to vote in person in the event you attend the meeting.

You are invited to attend the meeting, and we request that you indicate your plans in this respect in the space provided on the enclosed Proxy or as prompted if you vote electronically through the internet or by telephone. For shareholders of record, an admission ticket (which is attached to the enclosed Proxy) and government-issued picture identification will be required to enter the meeting. Shareholders owning common shares through a broker, bank or other record holder must bring evidence of ownership as of March 6, 2006, such as an account statement, proxy issued by the record holder or other acceptable document in addition to a government-issued picture identification. An individual arriving at the meeting site without an admission ticket, account statement, proxy issued by the record holder or other acceptable document and a government-issued picture identification will not be admitted unless the Company can otherwise verify ownership as of the record date. Seating at the meeting is limited and admission is on a first-come, first-served basis. Cameras, cell phones, recording equipment and other electronic devices will not be permitted at the meeting. Additional details about admission to the meeting are stated on the back cover of the Proxy Statement.

/s/ Leon M. McCorkle, Jr.

LEON M. McCORKLE, JR.

Secretary

Dublin, Ohio

March 7, 2006

WENDY’S INTERNATIONAL, INC.

P.O. Box 256

Dublin, Ohio 43017-0256

(614) 764-3100

PROXY STATEMENT

The enclosed Proxy, for use at the Annual Meeting of Shareholders to be held on Thursday, April 27, 2006, and any adjournments thereof, is being solicited on behalf of the Board of Directors of the Company. A shareholder may also choose to vote electronically by accessing the internet site or by using the toll-free telephone number stated on the form of Proxy. Without affecting any vote previously taken, the Proxy may be revoked by the shareholder by giving notice of revocation to the Company in writing, by accessing the internet site, by using the toll-free telephone number stated on the form of Proxy, or in open meeting. A shareholder may also change his or her vote by executing and returning to the Company a later-dated Proxy, by a later-dated electronic vote through the internet site, by using the toll-free telephone number stated on the form of Proxy, or by voting at the open meeting. All properly executed Proxies received by the Board of Directors, and properly authenticated electronic votes recorded through the internet or by telephone, will be voted as directed by the shareholder. All properly executed Proxies received by the Board of Directors which do not specify how shares should be voted will be voted “FOR” the election as Directors of the nominees listed below under “ELECTION OF DIRECTORS”, “FOR” the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the current year, and “AGAINST” the Shareholder Proposals, if presented at the Annual Meeting, as described on pages 29 to 34 of this Proxy Statement.

Solicitation of Proxies may be made by mail, personal interview and telephone by Officers, Directors and regular employees of the Company, and by employees of the Company’s transfer agent, American Stock Transfer and Trust Company. In addition, the Company has retained, at an estimated cost of $50,000 plus reasonable expenses, Georgeson Shareholder Communications, Inc., a firm specializing in proxy solicitations. All costs related to the solicitation of Proxies on behalf of the Board of Directors will be borne by the Company, except as noted below. The Company will reimburse its transfer agent, banks, brokers, and other custodians, nominees and fiduciaries for their reasonable costs in sending proxy materials to shareholders.

The internet and telephone procedures for voting and for revoking or changing a vote are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been properly recorded. Shareholders that vote through the internet should understand that there may be costs associated with electronic access, such as usage charges from internet access providers and telephone companies, that will be borne by the shareholder.

This Proxy Statement, including the Notice of Meeting, was first mailed to shareholders on March 13, 2006.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

Voting Rights

The total number of outstanding shares entitled to vote at the meeting is 115,576,695, and only shareholders of record at the close of business on March 6, 2006, are entitled to notice of and to vote at the meeting or any adjournments thereof. Each shareholder is entitled to one vote for each share held and has cumulative voting rights in the election of Directors. A shareholder wishing to exercise cumulative voting rights must notify the President, a Vice President or the Secretary of the Company in writing not less than 48 hours before the meeting. If cumulative voting is requested and if an announcement of such request is made upon the convening of the Annual Meeting by the Chairman or Secretary or by or on behalf of the shareholder requesting cumulative voting, each shareholder will have a number of votes equal to the number of Directors to be elected multiplied by the number of shares owned by such shareholder and will be entitled to distribute votes among the nominees as the shareholder sees fit. If cumulative voting is requested, as described above, the enclosed Proxy, and votes recorded through the internet or by telephone, would grant discretionary authority to the Proxies named therein to cumulate votes and to distribute the votes among the candidates.

Notice Requirement Relating to the 2006 Annual Meeting of Shareholders

The Board of Directors has adopted the following requirement which is applicable to the 2006 Annual Meeting of Shareholders of the Company. Any shareholder that intends to propose a nomination of a director candidate or otherwise submit any proposal relating to the composition of the Board of Directors for consideration at the Annual Meeting of Shareholders must notify the Corporate Secretary of such nomination or proposal in writing by no later than the close of business on March 17, 2006 in order to be considered timely and appropriate for consideration by the shareholders at the Annual Meeting. The notice should contain all information concerning any such nominee that would be required to be included in a proxy statement relating to any solicitation of proxies with respect to such nominee by the shareholder and the text of any such proposal; the name and address, as they appear in the Company’s books, of the shareholder; the number of common shares of the Company that are beneficially owned by the shareholder; and any material interest of the shareholder in such business. Written notice must be sent to: Corporate Secretary, P.O. Box 256, Dublin, Ohio 43017-0256. No matter will be submitted to vote at the Annual Meeting if written notice has not been given to the Corporate Secretary by such date. No other business other than that set forth in the formal notice of the meeting shall be considered timely for consideration at the 2006 Annual Meeting.

Security Ownership of Certain Beneficial Owners

The following table sets forth information (based upon filings with the Securities and Exchange Commission (“SEC”)) with respect to the persons known to the Company to own beneficially more than 5% of the outstanding common shares of the Company as of the dates set forth below:

(1) Title of class	(2) Name of beneficial owner	(3) Amount and nature of beneficial ownership		(4) Percent of class *
Common shares	Pershing Square Capital Management, L.P. and other joint filers (a)	11,379,000	(a)	9.0%
Common shares	Highfields Capital Management LP and other joint filers (b)	8,852,900	(b)	7.7%
Common shares	Morgan Stanley and a joint filer (c)	7,929,124	(c)	6.9%
Common shares	ABN AMRO Holdings N.V. (d)	6,420,476	(d)	5.6%
Common shares	Trian Fund Management, L.P. and other joint filers (e)	6,367,500	(e)	5.5%

*	Based on 115,576,695 common shares outstanding as of March 6, 2006 plus, for each person, options exercisable within 60 days following that date.

(a)	Information based solely on Schedule 13D/As jointly filed with the SEC on June 10, 2005 and July 12, 2005 by Pershing Square GP, LLC (“Pershing GP”), Pershing Square, L.P. (“Pershing I”), Pershing Square II, L.P. (“Pershing II”), Pershing Square Investment II, L.P. (“Investment Fund”), Pershing Square Investment II GP, LLC (“Investment Fund GP”), Pershing Square Capital Management, L.P. (“International Manager”), PS Management GP, LLC (“International GP”), Pershing Square International, Ltd. (“International”), and William A. Ackman. The address of each of the foregoing reporting persons is: c/o Pershing Square Capital Management, L.P., 100 East 42nd Street, 18th Floor, New York, NY 10017.

Pershing I, Pershing II, Investment Fund and International are principally engaged in making investments in publicly-held companies. Pershing GP is principally engaged in the business of serving as general partner of Pershing I and Pershing II. Investment Fund GP is principally engaged in the business of serving as the general partner of International Manager. International Manager is principally engaged in the business of acting as the investment manager of International. Mr. Ackman is the managing member of Pershing GP, Investment Fund GP, and International GP.

(i) Pershing I directly beneficially owns 3,848,791 call options to purchase common shares, all of which are immediately exercisable and 181,007 common shares.

(ii) Pershing II directly beneficially owns 135,736 call options to purchase common shares, all of which are immediately exercisable and 2,270 common shares.

(iii) International directly beneficially owns 2,396,158 call options to purchase common shares, all of which are immediately exercisable and 952,723 common shares.

(iv) Investment Fund directly beneficially owns 3,862,315 call options to purchase common shares, all of which are immediately exercisable and no common shares.

(v) Pershing GP is the general partner of Pershing I and Pershing II, and accordingly, may be deemed to indirectly beneficially own all of the shares set forth in (i) and (ii) above owned by Pershing I and Pershing II.

(vi) International Manager is the investment manager of International, and International GP is the general partner of International Manager, and accordingly, International Manager and International GP may be deemed to indirectly beneficially own all of the shares set forth in paragraph (iii) above.

(vii) Investment Fund GP is the general partner of Investment Fund, and accordingly, may be deemed to indirectly beneficially own all of the shares set forth in paragraphs (iv) above owned by Investment Fund.

(viii) William A. Ackman is the managing member of Pershing GP, Investment Fund GP, and International GP, and accordingly, may be deemed to indirectly beneficially own all of the shares set forth in paragraphs (i), (ii), (iii) and (iv) above.

(ix) Collectively, each of the reporting persons may be deemed to directly or indirectly beneficially own 10,243,000 call options to purchase common shares, all of which are immediately exercisable and 1,136,000 common shares.

Each of the reporting persons above may be deemed to be a member of a “group” for purposes of the Securities Exchange Act of 1934, as amended, and the regulation issued thereunder (the “Exchange Act”), and as a result each of the reporting persons may be deemed to have shared voting and dispositive power over the common shares held by them.

(b)	Information based solely on a Schedule 13G/A jointly filed with the SEC on February 14, 2006 by Highfields Capital Management LP (“Highfields Capital Management”), Highfields GP LLC (“Highfields GP”), Jonathon S. Jacobson, Richard L. Grubman, and Highfields Capital Ltd., with respect to the common shares directly held by Highfields Capital I LP (“Highfields I”), Highfields Capital II LP (“Highfields II”) and Highfields Capital Ltd. (collectively with Highfields I and Highfields II, the “Funds”).

Highfields Capital Management is the investment manager to each of the Funds. Highfields GP is the general partner of Highfields Capital Management. Messrs. Jacobson and Grubman are managing members of Highfields GP.

Each of Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman reported beneficial ownership of 8,852,900 common shares and the sole voting power and sole dispositive power over 8,852,900 common shares. The address for each of Highfields Capital Management, Highfields GP, Mr. Jacobson and Mr. Grubman is: c/o Highfields Capital Management, John Hancock Tower, 200 Clarendon Street, 51st Floor, Boston, MA 02116.

Highfields Capital Ltd. also jointly reported beneficial ownership of 5,703,727 common shares and sole voting power and sole dispositive power over 5,703,727 common shares. The address of Highfields Capital Ltd. is: c/o Goldman Sachs (Cayman) Trust, Limited, Harbour Centre, Second Floor, George Town, Grand Cayman, Cayman Islands, B.W.I.

(c)	Information based solely on a Schedule 13G filed with the SEC on February 15, 2006 by Morgan Stanley. Includes 7,594,146 shares beneficially owned by Morgan Stanley Capital Services Inc., a subsidiary of Morgan Stanley. The address of Morgan Stanley is 1585 Broadway, New York, NY 10036.

(d)	Information based solely on a Schedule 13G/A filed with the SEC on February 14, 2006 by ABN AMRO Holding N.V. (“ABN Holding”). 6,420,476 common shares of the Company beneficially owned by ABN Holding are held directly by ABN AMRO Equities (Jersey) Limited, which is a direct wholly-owned subsidiary of ABN AMRO North America Holding Company and an indirect subsidiary of ABN AMRO Bank N.V. and ABN Holding. The address of ABN Holding is Gustav Mahlerlaan 10, 1082 PP, Amsterdam, The Netherlands.

(e)	Information based solely on a Schedule 13D filed with the SEC on December 13, 2005, a Schedule 13D/A filed with the SEC on January 17, 2006 and a Schedule 13D/A filed with the SEC on March 3, 2006, in each case jointly by Trian Partners GP, L.P. (“Trian GP”), Trian Partners General Partner, LLC (“Trian GP LLC”), Trian Partners, L.P. (“Trian Onshore”), Trian Partners Master Fund, L.P. (“Trian Offshore”), Trian Partners Master Fund (Non-ERISA), L.P. (“Trian Offshore (Non-ERISA)”), Trian Partners Parallel Fund I, L.P. (“Parallel Fund”), Trian Partners Parallel Fund I General Partner, LLC (“Parallel Fund GP”), Trian Fund Management, L.P. (“Trian Management”), Trian Fund Management GP, LLC (“Trian Management GP”, and together with the foregoing, the “Trian Entities”), Nelson Peltz, Peter W. May, Edward P. Garden (the Trian Entities and Messrs. Peltz, May and Garden are hereinafter referred to collectively as the “Trian Filing Persons”), Castlerigg Master Investments Ltd. (“CMI”), Sandell Asset Management Corp. (“SAMC”), Castlerigg International Limited (“CIL”), Castlerigg International Holdings Limited (“CIHL”) and Thomas E. Sandell (“Sandell”, and collectively with CMI, SAMC, CIL and CIHL, the “Sandell Filing Persons” and, together with the Trian Filing Persons, the “Trian/Sandell Filing Persons”).

On November 4, 2005, SAMC and Trian Management entered into an agreement (the “Trian/Sandell Agreement”) pursuant to which the parties agreed to coordinate their efforts with respect to (i) the purchase of up to a 9.9% beneficial ownership interest in the Company and (ii) the proposal of certain actions and/or transaction to the Company. As a result, the Trian/Sandell Filing Persons may be deemed to be a “group” for purposes of the Exchange Act and each Trian/Sandell Filing Person may be deemed to “beneficially own” all of the common shares of the Company owned by each other Trian/Sandell Filing Person. The Trian/Sandell Agreement is to terminate at the conclusion of the next annual meeting of the Company’s shareholders (including any adjournments or postponements thereof) or earlier if the Company shall have announced that it has entered into a definitive agreement whereby all of the Company’s common shares are to be acquired by a third party.

The principal business address and the address of the principal office of each of the Trian Filing Persons is: 280 Park Avenue, 41st Floor, New York, New York 10017, except that the principal business address of Trian Offshore and Trian Offshore (Non-ERISA) is: c/o Goldman Sachs (Cayman) Trust, Limited, P.O. Box 896GT, Harbour Centre, 2nd Floor, George Town, Grand Cayman, Cayman Islands, BWI. The principal business address and the address of the principal office of the SAMC and Sandell is: 40 West 57th Street, New York, New York 10019. The principal business address and the address of the principal office for each of CMI, CIL and CIHL is: c/o Citco Fund Services (Curacao) N.V., Kaya Flamboyan 9, P.O. Box 812, Curacao, Netherlands Antilles.

Trian GP LLC is the general partner of Trian GP, which is the general partner of Trian Onshore, Trian Offshore and Trian Offshore (Non-ERISA). Parallel Fund GP is the general partner of Parallel Fund. Trian Management GP is the general partner of Trian Management, which serves as (i) the management company for Trian Onshore, Trian Offshore, Trian Offshore (Non-ERISA) and Parallel Fund and (ii) the investment manager for a separate account owned by TCMG-MA, LLC (the “Separate Account”), an indirect subsidiary of Triarc Companies, Inc. (“Triarc”). Trian Management has full discretion and authority to make all investment and voting decisions in respect of the Separate Account. Each of Trian GP LLC, Parallel Fund GP and Trian Management GP are owned and controlled by Nelson Peltz, Peter W. May and Edward P. Garden, who therefore are in a position to determine the investment and voting decisions made by the Trian Entities.

Each of Trian Onshore, Trian Offshore, Trian Offshore (Non-ERISA) and Parallel Fund is primarily engaged in the business of investing in securities. Trian GP is primarily engaged in the business of serving as the general partner of Trian Onshore, Trian Offshore and Trian Offshore (Non-ERISA). Trian GP LLC is primarily engaged in the business of serving as the general partner of Trian GP. Parallel Fund GP is primarily engaged in the business of serving as the general partner of Parallel Fund. Trian Management is primarily engaged in the business of serving as a management company for certain of the Trian Entities and as investment manager for the Separate Account. Trian Management GP is primarily engaged in the business of serving as the general partner of Trian Management. Nelson Peltz’s present principal occupation or employment is (i) serving as Chief Executive Officer and Chief Investment Officer of Trian Management and, as such, managing the investments of Trian Onshore, Trian Offshore, Trian Offshore (Non-ERISA), Parallel Fund and the Separate Account and (ii) serving as Chairman and Chief Executive Officer and a director of Triarc. Peter May’s present principal occupation or employment is (i) serving as President and Portfolio Manager of Trian Management and, as such, managing the investments of Trian Onshore, Trian Offshore, Trian Offshore (Non-ERISA), Parallel Fund and the Separate Account and (ii) serving as President and Chief Operating Officer and a director of Triarc. Edward Garden’s present principal occupation or employment is (i) serving as Portfolio Manager of Trian Management and, as such, managing the investments of Trian Onshore, Trian Offshore, Trian Offshore (Non-ERISA), Parallel Fund and the Separate Account and (ii) serving as Vice Chairman and a director of Triarc.

CIL is a private investment fund that is primarily engaged in the business of investing in securities and other investment opportunities. CIL invests substantially all of its assets indirectly in CMI, a master trading vehicle. CIHL is the controlling shareholder of CMI and CIL is the controlling shareholder of CIHL. SAMC is the discretionary investment manager of CIL and CMI. Sandell is the controlling shareholder of SAMC and therefore may be deemed to share in the voting and dispositive power with SAMC over the securities beneficially owned by CMI or CIL.

According to the Schedule 13D/A filed with the SEC on January 18, 2006, Trian Onshore, Trian Offshore and Trian Offshore (Non-ERISA) beneficially and directly owns and has sole voting power and sole dispositive power with regard to 424,914, 1,573,381 and 66,688 common shares, respectively, except to the extent that other Trian/Sandell Filing Persons as described below may be deemed to have shared voting power and shared dispositive power with regard to such common shares. Parallel Fund beneficially and directly owns and has sole voting power and sole dispositive power with regard to 89,714 common shares, except to the extent that other Trian/Sandell Filing Persons as described below may be deemed to have shared voting power and shared dispositive power with regard to such common shares.

According to the Schedule 13D filed with the SEC on December 13, 2005, certain of the Trian/Sandell Filing Persons beneficially own 125,133 Shares that are directly owned by the Separate Account.

Each of Trian GP, Trian GP LLC, Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden, by virtue of their relationships to Trian Onshore, Trian Offshore and

Trian Offshore (Non-ERISA), may be deemed to have shared voting power and shared dispositive power with regard to, and therefore may be deemed to beneficially own, the common shares that Trian Onshore, Trian Offshore and Trian Offshore (Non-ERISA) directly and beneficially own. Each of Trian GP, Trian GP LLC, Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden disclaims beneficial ownership of such common shares for all other purposes. Each of Parallel Fund GP, Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden, by virtue of their relationships to Parallel Fund, may be deemed to have shared voting power and shared dispositive power with regard to, and therefore may be deemed to beneficially own, the common shares that Parallel Fund directly and beneficially owns. Each of Parallel Fund GP, Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden disclaims beneficial ownership of such common shares for all other purposes. Each of Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden, by virtue of their relationships to the Separate Account discussed above, may be deemed to have shared voting power and shared dispositive power with regard to, and therefore may be deemed to beneficially own, the common shares that the Separate Account directly owns. Each of Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden disclaims beneficial ownership of such common shares for all other purposes.

CMI beneficially and directly owns and has sole voting power and sole dispositive power with regard to 3,916,013 common shares, except to the extent that other Trian/Sandell Filing Persons as described below may be deemed to have shared voting power and shared dispositive power with regard to such common shares.

Each of CIL, CIHL, SAMC and Sandell, by virtue of their relationships to CMI and each of Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden, by virtue of the Trian/Sandell Agreement, may be deemed to have shared voting power and shared dispositive power with regard to, and therefore may be deemed to beneficially own, the common shares that CMI directly and beneficially owns. Each of SAMC, Sandell, Trian Management, Trian Management GP, Nelson Peltz, Peter W. May and Edward P. Garden disclaims beneficial ownership of such common shares for all other purposes.

As discussed elsewhere in this Proxy Statement (see page 14), the Company entered into an Agreement with the Trian/Sandell Filing Persons on March 2, 2006 relating to the election of Messrs. Levin, Oran and Rothschild as Directors of the Company and setting forth certain agreements between the parties relating to the Trian/Sandell Filing Persons’ investment in the Company. The full text of the agreement is attached as Exhibit 10(v) to the Company’s Form 10-K filed with the SEC on March 6, 2006.

Security Ownership of Management

The following table sets forth, as of March 6, 2006, information with respect to the Company’s common shares owned beneficially by each Director, by each nominee for election as a Director of the Company, by the Executive Officers named in the Summary Compensation Table set forth on page 18 of this Proxy Statement and by all Directors and Executive Officers as a group:

(1) Title of class	(2) Name of beneficial owner	(3) Amount and nature of beneficial ownership (a) (b)		(4) Percent of class
(All of these are	John T. Schuessler	624,297		*
common shares.)	Kerrii B. Anderson	306,996		*
	Paul D. House	190,000		*
	Ann B. Crane	5,961		*
	Janet Hill	26,461		*
	Thomas F. Keller	26,272		*
	William E. Kirwan	10,082		*
	David P. Lauer	154,164		*
	Jerry W. Levin	—	(c)	*
	J. Randolph Lewis	4,658		*
	James F. Millar	10,461		*
	Stuart I. Oran	—	(c)	*
	James V. Pickett	94,208		*
	Peter H. Rothschild	—	(c)	*
	John R. Thompson	7,058		*
	Jeffrey M. Cava	22,002		*
	Kathie T. Chesnut	58,253		*
	Jonathan F. Catherwood	60,481		*
	John M. Deane	53,813		*
	All Directors and Executive Officers as a group (21 persons)	1,870,352		1.6%

*	Represents beneficial ownership of less than 1% of the outstanding common shares of the Company.
(a)	The amounts reflected in this table include common shares in which there is shared voting and investment power.
(b)	Includes options exercisable within 60 days following March 6, 2006 and restricted shares. Amounts do not include holdings of restricted stock units.
(c)	Messrs. Levin, Oran and Rothschild were named Directors effective March 6, 2006.

In addition to the amounts shown above, as of March 6, 2006, Dr. Kirwan held 2,453 phantom shares under the Company’s Deferred Compensation Plan. Under that Plan, phantom shares are payable in common shares of the Company not earlier than six months after termination as a Director with the Company. Phantom shares do not have voting rights.

The information with respect to beneficial ownership is based upon information furnished by each Director, nominee or Executive Officer, or information contained in filings made with the SEC.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Company’s Directors and Executive Officers to file reports of ownership and changes of ownership with the SEC and the New York Stock Exchange. The Company assists its Directors and Executive Officers in completing and filing those reports. The Company believes that all filing requirements applicable to its Directors and Executive Officers were complied with during the last completed fiscal year.

ELECTION OF DIRECTORS

The Board of Directors has designated the following nominees for election as Directors of the Company with their terms to expire in 2009:

Name	Age	Directors and Their Principal Occupations / Business Experience	Director Since
James V. Pickett	64	Chairman, The Pickett Realty Advisors Inc., Dublin, Ohio. Mr. Pickett has served as President and Chief Executive Officer of various companies generally known as The Pickett Companies since 1969. The Pickett Companies are involved in real estate development, ownership and management. Mr. Pickett was the Vice Chairman of Banc One Capital Corporation from February 1, 1993 to August 4, 1999. He was also a Principal of Stonehenge Financial Holdings, Inc., an investment management firm, from August 6, 1999 to July 31, 2004. (1)	1982

Thomas F. Keller	74	R.J. Reynolds Professor Emeritus of Business Administration and Dean Emeritus, Fuqua School of Business, Duke University, Durham, North Carolina. Dr. Keller was the R.J. Reynolds Professor of Business Administration at the Fuqua School of Business at Duke University until he retired on September 1, 2004. He was Dean of the Fuqua School of Business until he retired from that position on May 31, 1996. He was also Dean of the Fuqua School of Business Europe from July 1, 1999 to June 30, 2001. (1)	1991

David P. Lauer	63	Retired President and Chief Operating Officer, Bank One, Columbus, NA, Columbus, Ohio. Mr. Lauer was Office Managing Partner of the Columbus office of Deloitte & Touche LLP from January, 1989 until he retired in June, 1997. He was also a member of the board of directors of Deloitte & Touche LLP from 1988 to 1995. He was appointed to his former position with Bank One, Columbus, NA in June, 1997. Mr. Lauer retired from that position in January, 2001. He has been a Certified Public Accountant since 1968. (1)	2000

James F. Millar	58	Retired Executive Director – Strategic Initiatives, Cardinal Health, Inc., Dublin, Ohio. Mr. Millar was President and Chief Executive Officer – Healthcare Products and Services of Cardinal Health, Inc. from 2002 to 2004. He was President and Chief Operating Officer of Cardinal Health’s Pharmaceutical Distribution, Provider Services and Medical Products businesses from 2000 to 2002, and Group President – Pharmaceutical Distribution and Provider Services from 1997 to 2000. Mr. Millar joined Cardinal Health, Inc. in 1987 and throughout his tenure held numerous senior executive positions until his retirement effective March 3, 2005. Cardinal Health, Inc. is the leading provider of products and services supporting the healthcare industry.	2001

Name	Age	Directors and Their Principal Occupations / Business Experience	Director Since

Peter H. Rothschild	50	Managing Member of Daroth Capital LLC since its founding in 2001. Mr. Rothschild is also President and CEO of Daroth Capital Advisors LLC (a subsidiary of Daroth Capital LLC). Daroth Capital LLC is involved in investing and advising clients on financings, mergers and acquisitions and restructuring. Daroth Capital Advisors LLC, a member of the National Association of Securities Dealers, provides investment banking advice and raises capital for its clients. Prior to founding Daroth Capital, Mr. Rothschild was a Managing Director and Co-Head of the Leveraged Finance and Industrial Finance groups at Wasserstein Perella, the predecessor company to Dresdner Kleinwort Wasserstein, from 1996 to 2001. He was also a senior Managing Director and Head of the Natural Resources Group at Bear Stearns & Co. Inc. and one of the founders of the firm’s Leveraged Finance and Financial Buyer Coverage groups from 1990 to 1996. Mr. Rothschild served as Managing Director and Head of the Industrial Group at Drexel Burnham Lambert from 1984 to 1990. (1)	2006

The following Directors will continue to serve after the 2006 Annual Meeting:

Terms Expiring in 2007

Name	Age	Directors and Their Principal Occupations / Business Experience	Director Since
Janet Hill	58	Vice President, Alexander & Associates, Inc., Washington, D.C. Mrs. Hill provides corporate planning, advice and analysis to directors, executives and managers in the areas of human resource planning, corporate responsibility, corporate communications and government consultation. Alexander & Associates, Inc. is a corporate consulting firm. (1)	1994

Paul D. House	62	President and Chief Executive Officer, Tim Hortons Inc., Oakville, Ontario, Canada. Tim Hortons Inc. is a subsidiary of the Company. Mr. House has been President of Tim Hortons since 1995. In 2005, Mr. House became the Chief Executive Officer of Tim Hortons. He was also the Chief Operating Officer of Tim Hortons from 1992 until 2005. (1)	1998

Name	Age	Directors and Their Principal Occupations / Business Experience	Director Since
John R. Thompson	54	Senior Vice President and General Manager, BestBuy.com, a subsidiary of Best Buy Co., Inc. Mr. Thompson joined Best Buy in April, 2001 as Senior Vice President of Supply Chain and Business Systems. He was Chief Information Officer and Senior Vice President for Customer Service, Information Systems, Distribution, Logistics and e-Business at Liz Claiborne, Inc. from February, 1995 to March, 2001. Mr. Thompson was Chief Information Officer and Executive Vice President at Goody’s Family Clothing, Inc. from February, 1993 to February, 1995. Best Buy is a retailer of consumer electronics, home-office equipment, entertainment software and major appliances.	2004

J. Randolph Lewis	56	Senior Vice President, Distribution and Logistics, Walgreen Co. Mr. Lewis joined Walgreen Co. in March, 1992 as Vice President, Logistics and Planning. He was promoted to his current position in March, 1996. Prior to joining Walgreen Co. he was a partner in the consulting division of Ernst & Young. Walgreen Co. is the nation’s largest drugstore chain.	2004

Stuart I. Oran	55

Managing Member, Roxbury Capital Group LLC, which he founded in April, 2002. Roxbury Capital Group is engaged in advisory and private equity investment activities relating to acquisitions, capital formation, corporate restructurings and oversight of portfolio companies. From July, 1994 to March, 2002, Mr. Oran held a number of senior executive positions at UAL Corporation and its operating subsidiary, United Airlines, including Executive Vice President—Corporate Affairs, Senior Vice President—International (responsibility for United’s business and operations outside the United States and Canada) and Senior Vice President—Business Aviation for United and President and Chief Executive Officer of Avolar (United’s business aviation business). Prior to joining UAL and United, Mr. Oran was a corporate partner at the law firm of Paul, Weiss, Rifkind, Wharton and Garrison LLP where he focused on mergers and acquisitions and private equity transactions from 1974 to 1994.

On December 9, 2002, UAL Corporation and its subsidiaries, including United Airlines, filed a voluntary petition under Chapter 11 of the U.S. Bankruptcy Code.

			2006

Terms Expiring in 2008

Name	Age	Directors and Their Principal Occupations / Business Experience	Director Since
John T. Schuessler	55	Chairman of the Board, Chief Executive Officer and President. Mr. Schuessler joined the Company in 1976 and has been promoted several times. He was Executive Vice President, U.S. Operations from February 20, 1995 until February 19, 1997, when he became President and Chief Operating Officer, U.S. Operations. He became Chief Executive Officer and President on March 16, 2000. He assumed his current position on May 1, 2001. (1)	2000

Kerrii B. Anderson	48	Executive Vice President and Chief Financial Officer. Mrs. Anderson joined the Company on September 1, 2000. Prior to joining the Company, Mrs. Anderson had held the titles of Senior Vice President and Chief Financial Officer of M/I Schottenstein Homes, Inc. since 1987. She was also Secretary of M/I Schottenstein Homes, Inc. from 1987 to 1994 and Assistant Secretary from 1994 until she joined the Company. (1)	2000

William E. Kirwan	67	Chancellor, University System of Maryland, Adelphi, Maryland. Dr. Kirwan assumed this position effective August 1, 2002. He had previously served as President of The Ohio State University for four years and as President of the University of Maryland for nine years.	2001

Ann B. Crane	49	President and Chief Executive Officer, Crane Group, Columbus, Ohio. Ms. Crane has been President of Crane Group since 1996 and assumed the position of Chief Executive Officer in January, 2003. Crane Group is a diversified company comprised of several manufacturing businesses primarily serving the home building and commercial markets, real estate investments and equities.	2003

Name	Age	Directors and Their Principal Occupations / Business Experience	Director Since
Jerry W. Levin	61	Chairman and Chief Executive Officer of JW Levin Partners LLC, a management and investment firm organized by Mr. Levin in February, 2005. Mr. Levin was Chairman and Chief Executive Officer of American Household, Inc. (formerly the Sunbeam Corporation), a consumer products company, from June, 1998 until January, 2005. In 1989, he joined MacAndrews & Forbes Holdings Inc. which controlled a number of companies, including The Coleman Company, Inc. and Revlon, Inc. Mr. Levin held executive positions in each of these companies including the title of Chairman from 1989 to 1998. Mr. Levin was also with the Pillsbury Company initially as head of corporate development and then as chief executive of several operating units within the Pillsbury Company that included Haagen-Dazs and the firm’s restaurant group (comprised of Burger King, Steak & Ale, Bennigan’s, Chart House and Godfather’s Pizza) from 1974 to 1989. (1)	2006

(1)	Dr. Keller serves as a director of Biogen Idec Inc.; Mr. Lauer serves as a director of AirNet Systems, Inc., Diamond Hill Investment Group, Huntington Bancshares Incorporated and R.G. Barry Corporation; Mr. Rothschild serves as a director of Deerfield Triarc Capital Corp.; Mrs. Hill serves as a director of Dean Foods Company and Sprint Nextel Corporation; Mr. Levin serves as a director of Ecolab Inc. and U.S. Bancorp. Messrs. Schuessler, House, Lauer, Pickett and Mrs. Anderson serve as directors of Tim Hortons Inc., a wholly-owned subsidiary of the Company, which is expected to complete an initial public offering of its common stock before April 2, 2006.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES AS LISTED ABOVE. Unless otherwise directed, the persons named in the Proxy will vote the Proxies FOR the election of Mr. Pickett, Dr. Keller, Mr. Lauer, Mr. Millar and Mr. Rothschild as Directors of the Company, each to serve for a term of three years and until his successor is elected and qualified, or until his earlier death, resignation or removal. While it is contemplated that all nominees will stand for election, in the event any person nominated fails to stand for election, the Proxies will be voted for such other person or persons as may be designated by the Directors. Management has no reason to believe that any of the above-mentioned persons will not stand for election or serve as a Director.

Under Ohio law and the Company’s Regulations, the nominees receiving the greatest number of votes will be elected as Directors. Shares as to which the authority to vote is withheld and broker non-votes are not counted toward the election of Directors or toward the election of the individual nominees specified on the Proxy.

OTHER DIRECTOR INFORMATION, COMMITTEES OF DIRECTORS AND CORPORATE GOVERNANCE INFORMATION

The Board of Directors originally adopted Principles of Governance and Governance Guidelines in February, 2001. The Board last amended its Governance Guidelines in October, 2004. The Governance Guidelines address Board structure, membership (including nominee qualifications), performance, operations and management oversight. Pursuant to the Principles of Governance and Governance Guidelines, the Board of Directors meets quarterly in executive session (without management present). The Chair of the Nominating and Corporate Governance Committee serves as lead Director and in that capacity presides at executive sessions of the independent Directors (except where the principal matters to be considered are within the scope of authority of one of the other chairs).

The Governance Guidelines provide that the Board’s goal is that a substantial majority of the Directors should be independent Directors. A Director will be designated as independent if he or she (i) has no material relationship with the Company or its subsidiaries; (ii) satisfies the other criteria specified by New York Stock Exchange listing standards; (iii) has no business conflict with the Company or its subsidiaries;

and (iv) otherwise meets applicable independence criteria specified by law, regulation, exchange requirement or the Board of Directors. The Board of Directors has affirmatively determined that the following Directors are independent under that definition:

Ann B. Crane	J. Randolph Lewis
Janet Hill	James F. Millar
Thomas F. Keller	James V. Pickett
William E. Kirwan	John R. Thompson
David P. Lauer

The Board is expected to consider the independence of Messrs. Rothschild, Oran and Levin at its next meeting, but has no reason to believe that they are not independent.

The Governance Guidelines further provide that the Directors are invited and expected to attend the Annual Meeting of Shareholders. All of the Directors (except Messrs. Rothschild, Oran and Levin who were appointed to the Board in March, 2006) attended the Annual Meeting of Shareholders in 2005.

The Corporate Governance section of the Company’s corporate and investor website (www.wendys-invest.com) contains the Principles of Governance and Governance Guidelines. The Company’s corporate and investor website also contains a description of its strategic plan, including the elements of the plan and the role of the Directors in the development, formulation and oversight for future performance and refinement of the plan.

A total of 13 meetings of the Board of Directors of the Company were held during 2005. No Director attended less than 75% of the aggregate of (i) the total number of meetings of the Board of Directors, and (ii) the total number of meetings held by all committees of the Board of Directors on which that Director served during the period each served as a Director.

Directors who are not employees of the Company or its subsidiaries are paid $7,500 quarterly, plus $1,500 for each Board meeting and $1,250 for each qualified committee meeting attended, including telephonic meetings, for all services, plus expenses. If more than one qualified meeting is held on the same day, a separate fee is paid for each meeting attended. Meetings of the Audit, Compensation and the Nominating and Corporate Governance Committees are qualified meetings, as are meetings of any special committees established from time to time. In addition, the Chair of the Audit Committee is paid a retainer of $2,500 quarterly, the Chairs of the Compensation and Nominating and Corporate Governance Committees are paid a retainer of $1,875 quarterly and the lead Director is paid a retainer of $1,875 quarterly. Directors who are not employees of the Company are eligible to participate in the Company’s medical healthcare plan and are also reimbursed for expenses related to attendance at director education seminars attended pursuant to the Board’s director education program.

Directors who are not employees of the Company or its subsidiaries also receive an annual award of 2,040 restricted shares under the 2003 Stock Incentive Plan. Restricted shares will be awarded on the date on which the regularly scheduled Board meeting is held during the Company’s second fiscal quarter. 25% of the shares awarded each year will vest on each of the first four anniversaries of the award date for those shares.

The Company has adopted a code of ethics that applies to all of its officers and employees, including its principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. This code of ethics, designated as the Standards of Business Practices by the Company, can be found on the Company’s corporate and investor website at www.wendys-invest.com. The Company intends to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding any amendment to, or waiver from, any applicable provision (related to elements listed under Item 406(b) of Regulation S-K) of the Standards of Business Practices that applies to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions by posting such information on the Company’s corporate and investor website.

The Company has entered into an agreement, dated as of March 2, 2006 (the “Trian Agreement”), with the Trian/Sandell Filing Persons. Pursuant to the Trian Agreement, the Company agreed, effective not later than March 6, 2006, to increase the size of its Board of Directors from 12 to 15 members and appoint as Directors to fill the three newly created vacancies Peter H. Rothschild, Stuart I. Oran and Jerry W. Levin, with terms expiring in 2006, 2007 and 2008, respectively. The Company also agreed that at its 2006 Annual Meeting, the Board would nominate Mr. Rothschild as a Director of the Company, with a term expiring in 2009, and at its 2007 Annual Meeting the Board would nominate Mr. Oran for re-election as a Director of the Company, with a term expiring in 2010. The Company further agreed that one of Mr. Rothschild or Mr. Levin will be appointed to each of the Compensation Committee and the Nominating and Corporate Governance Committee of the Board and that one of Mr. Rothschild, Mr. Oran or Mr. Levin will be offered the opportunity to serve on each other committee of the Board.

The Trian/Sandell Filing Persons have in turn agreed to vote their shares in favor of the Company’s Director nominees at the 2006 Annual Meeting and to certain other commitments and standstill provisions through June 30, 2007 (subject to early termination in, among other circumstances, the event the Company does not satisfy its obligations to appoint the Trian/Sandell Filing Persons’ Director nominees as set forth above, to complete a spin-off of Tim Hortons no later than December 31, 2006 or to abide by other specified commitments in the Trian Agreement).

The Company also adopted a notice procedure concurrently with the approval of the Trian Agreement (as described on page 2 of this Proxy Statement) requiring that any shareholder nominations of Director candidates other than the incumbent Director slate be made no later than March 17, 2006 in order to be considered timely for consideration by shareholders at the 2006 Annual Meeting. In the Trian Agreement, the Trian/Sandell Filing Persons agreed that for each nominee for election other than Mr. Rothschild that was not re-elected as a Director at the 2006 Annual Meeting, upon request of the Company, the Trian/Sandell Filing Persons would cause one of Messrs. Rothschild, Oran and Levin to resign as a Director, and each person agreed to resign if so requested, so as to create a vacancy that could be filled by the Board of Directors. The full text of the Trian Agreement is attached as Exhibit 10(v) to the Company’s Form 10-K filed with the SEC on March 6, 2006.

In accordance with New York Stock Exchange requirements, the Board of Directors has a Nominating and Corporate Governance Committee, a Compensation Committee and an Audit Committee, all of which have written charters and are comprised solely of independent Directors as discussed above. The Principles of Governance, Governance Guidelines, the Standards of Business Practices, a Code of Business Conduct (applicable to directors) and written charters for the Nominating and Corporate Governance, Compensation and Audit Committees are available on the Company’s investor website at www.wendys-invest.com and a copy of the foregoing will be made available (without charge) to any shareholder upon request.

Nominating and Corporate Governance Committee

Each member of the Nominating and Corporate Governance Committee is independent as discussed above. In January, 2004 the Committee recommended, and the Board of Directors approved, a Nominating and Corporate Governance Committee Charter, which can be found on the Company’s corporate and investor website.

The members of the Nominating and Corporate Governance Committee are Messrs. Pickett (Chair), Kirwan, Lauer and Millar. The Committee met four times during 2005. The Board has determined that it will offer Mr. Levin the opportunity to serve on the Nominating and Corporate Governance Committee in accordance with the terms of the Trian Agreement. The Nominating and Corporate Governance Committee’s functions include assisting the Board in determining the desired qualifications of Directors, identifying potential individuals meeting those qualification criteria, proposing to the Board a slate of nominees for election by the shareholders and reviewing candidates nominated by shareholders. In addition, the Committee also reviews the Principles of Governance and Governance Guidelines, makes recommendations to the Board with respect to other corporate governance principles applicable to the

Company, oversees the annual evaluation of the Board and management, and reviews Board and management succession plans.

The Nominating and Corporate Governance Committee meets regularly to discuss, among other things, identification and evaluation of potential candidates for nomination as a Director. Potential candidates are identified with the assistance of a paid outside search firm and evaluated according to the qualification criteria as set forth in the Board’s Governance Guidelines:

•	High personal and professional ethics, integrity, practical wisdom and mature judgment;

•	Board training and experience in business, government, education or technology;

•	Expertise that is useful to the Company and complementary to the background and experience of other Board members;

•	Willingness to devote the required amount of time to carrying out the duties and responsibilities of Board membership;

•	Commitment to serve on the Board over a period of several years to develop knowledge about the Company and its operations;

•	Willingness to represent the best interests of all shareholders and objectively appraise management’s performance; and

•	Board diversity, and other relevant factors as the Board may determine.

The Nominating and Corporate Governance Committee will consider nominees recommended by shareholders for the 2007 Annual Meeting of Shareholders, provided that the names of such nominees are submitted in writing, not later than November 13, 2006, to James V. Pickett, P.O. Box 256, Dublin, Ohio 43017-0256. Each such submission must include a statement of the qualifications of the nominee, a consent signed by the nominee evidencing a willingness to serve as a Director, if elected, and a commitment by the nominee to meet personally with the Nominating and Corporate Governance Committee members.

Other than the submission requirements set forth above, there are no differences in the manner in which the Nominating and Corporate Governance Committee evaluates a nominee for Director recommended by a shareholder.

Compensation Committee

Each member of the Compensation Committee is independent as discussed above. In February, 2004 the Committee recommended, and the Board of Directors approved, a revised Compensation Committee Charter, which can be found on the Corporate Governance section of the Company’s corporate and investor website.

The members of the Compensation Committee are Messrs. Millar (Chair), Kirwan and Lewis, and Mses. Crane and Hill. The Compensation Committee met 11 times during 2005. The Board has determined that it will offer Mr. Levin the opportunity to serve on the Compensation Committee in accordance with the terms of the Trian Agreement. The Compensation Committee’s functions include examining the levels and methods of compensation employed by the Company with respect to the Chief Executive Officer and non-CEO officers, reviewing and approving the compensation package of the Chief Executive Officer, making recommendations to the Board with respect to non-CEO officer compensation, making recommendations to the Board with respect to incentive compensation plans and equity-based plans, making administrative and compensation decisions under equity compensation plans approved by the Board, and adopting and administering one or more cash bonus plans, subject to shareholder approval, which will qualify compensation paid thereunder as “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and implementing and administering such plans.

Audit Committee

Each member of the Audit Committee is independent as discussed above. In January, 2004 the Committee recommended, and the Board of Directors approved, a revised Audit Committee Charter, which can be found on the Corporate Governance section of the Company’s corporate and investor website.

The members of the Audit Committee are Messrs. Keller (Chair), Lauer, Pickett and Thompson. The Committee met 15 times during 2005. The Audit Committee’s functions include providing assistance to the Board of Directors in fulfilling its oversight responsibility relating to the Company’s financial statements and the financial reporting process, compliance with legal and regulatory requirements, the qualifications and independence of the Company’s independent registered public accounting firm, the Company’s system of internal controls, the internal audit function, the Company’s code of ethical conduct, retaining and, if appropriate, terminating the independent registered public accounting firm, and approving audit and non-audit services to be performed by the independent registered public accounting firm.

The Board of Directors has determined that all current Audit Committee members are financially literate and that each of Thomas F. Keller, David P. Lauer and James V. Pickett is an “audit committee financial expert” as such term is defined by the SEC under Item 401(h) of Regulation S-K. The Board of Directors has affirmatively determined that each current member of the Audit Committee is independent in accordance with the listing standards of the New York Stock Exchange.

Mr. Lauer currently serves on the audit committees of more than three public companies. The Board of Directors has determined that such service does not impair Mr. Lauer’s ability to effectively serve on the Company’s Audit Committee.

The Audit Committee has adopted a policy under which audit and non-audit services to be rendered by the Company’s independent registered public accounting firm are pre-approved. The Committee’s Pre-Approval Policy can be found on the Company’s corporate and investor website. No services were provided by the independent registered public accounting firm in 2005 that were approved by the Committee under SEC Regulation S-X Section 2-01(c)(7)(i)(C) (which addresses certain services considered de minimus approved by the Committee after such services have been performed).

Audit and Other Service Fees

The following table sets forth the aggregate fees for professional services rendered by PricewaterhouseCoopers LLP for each of the last two fiscal years of the Company.

	2005	2004
Audit fees (1)	$2,887,300	$3,083,900
Audit-related fees (2)	$1,237,100	$178,100
Tax fees (3)	$312,200	$118,300
All other fees (4)	$0	$0

Total	$4,436,600	$3,380,300

(1)	Includes services rendered for the integrated audit of the Company’s annual financial statements, review of financial statements included in the Company’s quarterly reports on Form 10-Q and other audit services normally provided by PricewaterhouseCoopers LLP in connection with statutory and regulatory filings or engagements. In 2005, this amount included audit and review services related to the anticipated initial public offering of Tim Hortons Inc.

(2)	Includes assurance and related services reasonably related to the performance of the audit or review of the Company’s financial statements not reported as “audit fees”. Audit-related fees for both years include accounting research and services provided to advertising funds. In 2005, this amount reflects primarily consultations with Company management related to the anticipated initial public offering of Tim Hortons Inc.

(3)	Includes services rendered for tax compliance, tax advice and tax planning. Tax fees for both years primarily include services related to the organization of the Company’s subsidiaries, other tax and tax planning advice and services rendered in connection with federal and international tax audits. In 2005, this amount included fees associated with tax consultations related to the anticipated initial public offering of Tim Hortons Inc.

(4)	No products or services were provided to the Company other than those reported as audit, audit-related or tax fees.

AUDIT COMMITTEE REPORT

In performing its responsibilities, the Audit Committee, in addition to other activities, (i) reviewed and discussed the Company’s audited financial statements with management; (ii) discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Statement on Auditing Standards 61 (Communication with Audit Committees), as modified or supplemented, and the Public Company Accounting Oversight Board’s Auditing Standard No. 2 (An Audit of Internal Control Over Financial Reporting performed in conjunction with an Audit of Financial Statements); and (iii) received the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), as modified or supplemented, and discussed with PricewaterhouseCoopers LLP the firm’s independence. Based on these reviews, discussions and activities, the Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2005 for filing with the SEC.

The Audit Committee considered whether the provision of non-audit services by PricewaterhouseCoopers LLP was compatible with maintaining such firm’s independence.

Respectfully submitted,

Audit Committee

Thomas F. Keller, Chair

David P. Lauer

James V. Pickett

John R. Thompson

COMPENSATION OF MANAGEMENT

The following table summarizes compensation awarded or paid to, or earned by, each of the named Executive Officers during each of the Company’s last three fiscal years.

SUMMARY COMPENSATION TABLE

Name and Principal Position		Annual Compensation				Long Term Compensation			All Other Compensation ($)(2)
	Year	Salary ($)(1)	Bonus ($)	Other Annual Compensation ($)		Restricted Stock Awards ($)		Securities Underlying Options (#)
John T. Schuessler, Chairman of the Board, Chief Executive Officer and President	2005 2004 2003	1,092,029 1,047,750 934,192	0 0 1,606,500	72,381 86,276 60,329	(3) (3) (3)	3,705,000 5,722,609 0	(4) (5)	0 0 318,000	464,442 518,009 461,465

Kerrii B. Anderson, Executive Vice President and Chief Financial Officer	2005 2004 2003	479,433 439,519 388,765	0 0 803,250	(6)		2,785,620 682,935 0	(7)(8) (9)	0 0 72,000	129,239 111,098 95,038

Jeffrey M. Cava, Executive Vice President(10)	2005 2004 2003	362,414 347,500 156,250	230,000 257,250 200,000	(6)		364,905 370,027 0	(8) (9)	0 0 32,500	53,888 27,598 1,223

Kathie T. Chesnut, Executive Vice President	2005 2004 2003	362,327 355,385 326,827	230,000 283,360 397,785	(6)		364,905 370,027 0	(8) (9)	0 0 39,000	96,543 82,148 92,192

Jonathan F. Catherwood, Executive Vice President and Treasurer	2005 2004 2003	359,327 343,158 310,109	230,000 260,000 414,575	(6)		364,905 370,027 0	(8) (9)	0 0 39,000	53,415 68,912 31,449

John M. Deane, Executive Vice President	2005 2004 2003	349,900 332,959 319,136	230,000 260,000 412,785	(6)		407,835 370,027 0	(8) (9)	0 0 39,000	75,247 89,097 32,436

(1)	Fiscal years 2005 and 2003 include 52 weeks. Fiscal year 2004 includes 53 weeks.

(2)	The amounts shown in this column for each named Executive Officer consist of (i) executive health insurance premiums paid by the Company for coverage for the named Executive Officers; and (ii) contributions or other allocations to the Company’s Profit Sharing and Savings Plan, and the amount allocated to the account of each of the named Executive Officers under the Company’s Supplemental Executive Retirement Plan (“SERP”), as follows:

	Executive Health			Profit Sharing and Savings Plan			SERP Allocations
	2005	2004	2003	2005	2004	2003	2005	2004	2003
Mr. Schuessler	$0	$3,173	$3,173	$8,400	$8,200	$8,000	$451,949	$497,386	$446,225
Mrs. Anderson	$0	$3,173	$3,173	$8,400	$8,200	$8,000	$118,173	$91,957	$81,199
Mr. Cava	$0	$1,405	$703	$8,400	$5,850	$0	$42,070	$11,794	$0
Mrs. Chesnut	$0	$3,173	$3,173	$8,400	$8,200	$8,000	$84,803	$62,307	$77,679
Mr. Catherwood	$0	$3,173	$3,173	$8,400	$8,200	$8,000	$42,837	$50,277	$18,098
Mr. Deane	$0	$3,173	$3,173	$8,400	$8,200	$8,000	$63,937	$69,702	$18,353

The amounts shown in this column also include premiums paid by the Company for each of the named Executive Officers under a supplemental long-term disability insurance program implemented in 2003, as follows:

	Long Term Disability
	2005	2004	2003
Mr. Schuessler	$4,093	$4,250	$4,067
Mrs. Anderson	$2,666	$2,768	$2,666
Mr. Cava	$3,418	$3,549	$520
Mrs. Chesnut	$3,340	$3,468	$3,340
Mr. Catherwood	$2,178	$2,262	$2,178
Mr. Deane	$2,910	$3,022	$2,910

In 2004 a one time cash payment of $5,000 was provided to each named Executive Officer in lieu of further participation in the Company’s executive health care program (which was terminated as of December 31, 2004).

(3)	Other annual compensation for Mr. Schuessler in 2005, 2004 and 2003 consists of personal use of Company aircraft in the amount of $58,760, $72,715 and $47,681, respectively, personal use of a Company car in the amount of $13,311, $12,914 and $12,648, respectively, and $310 in 2005 and $647 in 2004 for non-cash gifts which is taxable income to Mr. Schuessler under the American Jobs Creation Act of 2004. The value of personal use of Company aircraft was determined based on incremental cost to the Company. Incremental cost for all years shown was calculated based on average variable operating cost per flight hour multiplied by flight hours for each named Executive Officer. The average variable operating cost per hour was calculated based on aggregate variable costs for each year, including fuel, engine reserves (engine reserves are an accrued expense for future maintenance on aircraft engines), repair and maintenance costs, travel expenses for flight crew and temporary pilot costs, hanger and parking ramp fees, landing fees, catering and miscellaneous handling charges, divided by aggregate hours flown. Fixed costs, such as flight crew salaries, wages and other employment costs, training, depreciation, hanger rent, utilities, insurance and taxes, are not included in incremental cost since these expenses are incurred by the Company irrespective of personal use of aircraft.

(4)	Mr. Schuessler was granted 95,000 performance shares on March 23, 2005. With respect to these performance shares, the amount shown was determined by multiplying 95,000 performance shares awarded to Mr. Schuessler in 2005 by the closing price of the Company’s common shares on the date of the awards, March 23, 2005 ($39.00). The performance shares will be settled in restricted shares on May 1, 2006. The number of restricted shares to be issued will be 85,500 and was determined based on the Company’s earnings per share in 2005 and the Company’s three-year average total shareholder return through fiscal 2005 relative to the Standard & Poor’s 500 Index. Once the restricted shares are issued, the restrictions with respect to 25% of such shares will lapse on May 1, 2007. Restrictions will lapse on an additional 25% of such restricted shares on each successive May 1 and such restricted shares will have the other terms with respect to dividend reinvestment, termination of employment and acceleration of restriction lapse as described below in footnote 8. If Mr. Schuessler’s employment is terminated for any reason prior to May 1, 2006, all performance shares will be forfeited (and he would not be entitled to settlement in restricted shares). The value of the performance shares as of the last trading day of fiscal 2005 (based on the closing price of the Company’s common shares, $55.26) was $5,249,700.

(5)

Amount shown was determined by multiplying 66,250 performance shares and 72,875 restricted stock units awarded to Mr. Schuessler in 2004 by the closing price of the Company’s common shares on the dates of the awards, March 19, 2004 ($40.85) and April 22, 2004 ($41.39), respectively. The performance shares were settled in restricted shares on April 26, 2005. The number of restricted shares issued was 59,625 and was determined based on the Company’s earnings per share in 2004 and the Company’s three-year average total shareholder return through fiscal 2004 relative to the Standard & Poor’s 500 Index. The restrictions with respect to 25% of such shares will lapse on

April 26, 2006. Restrictions will lapse on an additional 25% of such restricted shares on each successive April 26 and such restricted shares will have the other terms with respect to dividend reinvestment, termination of employment and acceleration of restriction lapse as described below in footnote 8. The value of the restricted shares as of the last trading day of fiscal 2005 (based on the closing price of the Company’s common shares, $55.26) was $3,294,878.

The restricted stock units can be settled only in common shares of the Company and include dividend equivalent rights. 25% of the restricted stock units awarded to Mr. Schuessler vested on April 22, 2005. An additional 25% will vest on each successive April 22. The vesting dates would be accelerated if the Company is involved in certain change-in-control transactions as specified in the Company’s 2003 Stock Incentive Plan. If Mr. Schuessler’s employment is terminated for any reason other than death, disability or retirement, any remaining restricted stock units will be forfeited as of the date of such termination. If his employment is terminated by reason of his death, disability or retirement, all remaining restricted stock units will vest as of the date of such termination. Dividends on restricted stock units, payable only as additional common shares, are paid on all restricted stock units outstanding as of the dividend payment date. The additional shares issued under the terms of the dividend equivalent rights will vest at the same time as the underlying shares. Notwithstanding the vesting of restricted stock units, Mr. Schuessler will only be entitled to receive common shares on the first date that such shares may be issued without resulting in the disallowance of a deduction by the Company under Section 162(m) of the Code. The value of the common shares acquired on April 22, 2005 and the remaining restricted stock units (including dividends on the restricted stock units) as of the last trading day of fiscal 2005 (based on the closing price of the Company’s common shares, $55.26) was $4,120,904.

(6)	The aggregate amount of perquisites and other benefits received by Mses. Anderson and Chesnut and Messrs. Cava, Catherwood and Deane did not exceed the lesser of $50,000 or 10% of the total annual salary and bonus of such individuals in 2005, 2004 or 2003.

(7)	Mrs. Anderson was granted 34,000 performance shares on March 23, 2005. With respect to these performance shares, the amount shown was determined by multiplying 34,000 performance shares awarded to Mrs. Anderson in 2005 by the closing price of the Company’s common shares on the date of the awards, March 23, 2005 ($39.00). The performance shares will be settled in restricted shares on May 1, 2006. The number of restricted shares to be issued will be 30,600 and was determined based on the Company’s earnings per share in 2005 and the Company’s three-year average total shareholder return through fiscal 2005 relative to the Standard & Poor’s 500 Index. Once the restricted shares are issued, the restrictions with respect to 25% of such shares will lapse on May 1, 2007. Restrictions will lapse on an additional 25% of such restricted shares on each successive May 1 and such restricted shares will have the other terms with respect to dividend reinvestment, termination of employment and acceleration of restriction lapse as described below in footnote 8. If Mrs. Anderson’s employment is terminated for any reason prior to May 1, 2006, all performance shares will be forfeited (and she would not be entitled to settlement in restricted shares). The value of the performance shares as of the last trading day of fiscal 2005 (based on the closing price of the Company’s common shares, $55.26) was $1,878,840.

(8)

Amount shown was determined by multiplying the following amounts of restricted stock awarded to the named Executive Officers in 2005 by the closing price of the Company’s common shares on the date of the award, May 1, 2005 ($42.93): Mrs. Anderson, 34,000; Mr. Cava, 8,500; Mrs. Chesnut, 8,500; Mr. Catherwood, 8,500 and Mr. Deane, 8,500. Restrictions with respect to 25% of the number of restricted shares awarded will lapse on May 1, 2006. Restrictions will lapse on an additional 25% of such restricted shares on each successive May 1. Mr. Deane was also awarded 1,000 restricted shares on May 1, 2005 for which restrictions lapse on May 1, 2006. The dates that restrictions lapse would be accelerated if the Company is involved in certain change-in-control transactions as specified in the Company’s 2003 Stock Incentive Plan. If the Executive Officer’s employment is terminated for any reason other than death, disability or retirement, any remaining restricted shares will be forfeited as of the date of such termination. If the Executive Officer’s employment is terminated by reason of his or her death, disability or retirement, the restrictions will lapse as to all remaining restricted shares as of the date of such termination. Dividends on restricted shares, payable only as additional restricted shares, are paid on all restricted shares outstanding as of the dividend payment date. The restrictions on additional shares issued under the dividend reinvestment provision lapse at the same time as the underlying shares.

The number and value of restricted shares held by each of the named Executive Officers as of the last trading day of fiscal 2005 (based on the closing price of the Company’s common shares, $55.26) was as follows:

Name	Number of Restricted Shares	Value
Mrs. Anderson	46,978	$2,596,004
Mr. Cava	15,439	$853,159
Mrs. Chesnut	15,439	$853,159
Mr. Catherwood	15,439	$853,159
Mr. Deane	16,448	$908,916

(9)	Amount shown was determined by multiplying the following amounts of restricted stock awarded to the named Executive Officers in 2004 by the closing price of the Company’s common shares on the date of the award, April 22, 2004 ($41.39): Mrs. Anderson, 16,500; Mr. Cava, 8,940; Mrs. Chesnut, 8,940; Mr. Catherwood, 8,940 and Mr. Deane, 8,940. Restrictions with respect to 25% of the number of restricted shares awarded lapsed on April 22, 2005. Restrictions will lapse on an additional 25% of such restricted shares on each successive April 22. The dates that restrictions lapse would be accelerated if the Company is involved in certain change-in-control transactions as specified in the Company’s 2003 Stock Incentive Plan. If the Executive Officer’s employment is terminated for any reason other than death, disability or retirement, any remaining restricted shares will be forfeited as of the date of such termination. If the Executive Officer’s employment is terminated by reason of his or her death, disability or retirement, the restrictions will lapse as to all remaining restricted shares as of the date of such termination. Dividends on restricted shares, payable only as additional restricted shares, are paid on all restricted shares outstanding as of the dividend payment date. The restrictions on additional shares issued under the dividend reinvestment provision lapse at the same time as the underlying shares.

(10)	Mr. Cava joined the Company on July 15, 2003.

The Company had awarded stock options to the named Executive Officers prior to 2004. The following table sets forth information regarding the exercise of stock options made during the last fiscal year by each of the named Executive Officers.

AGGREGATED OPTION EXERCISES

IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

Name	Shares acquired on exercise (#)	Value realized ($)	Number of securities underlying unexercised options at fiscal year-end (#)		Value of unexercised in-the-money options at fiscal year-end ($) (1) (2)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Mr. Schuessler	328,187	8,014,940	489,000	0	10,076,280	0
Mrs. Anderson	15,000	404,969	231,864	0	5,595,356	0
Mr. Cava	32,500	647,863	0	0	0	0
Mrs. Chesnut	97,972	1,880,749	31,875	0	747,028	0
Mr. Catherwood	76,375	1,402,913	39,792	0	976,067	0
Mr. Deane	72,291	1,251,342	32,209	0	752,838	0

(1)	All values as shown are pretax.

(2)	Based on the fiscal year-end closing price of $55.26 per share.

The Company has three retirement plans which apply to Executive Officers in addition to other Officers and/or employees. The amounts of contributions or other allocations under the Profit Sharing and Savings Plan and the SERP for each of the named Executive Officers are set forth in footnote 2 to the Summary Compensation Table (see page 18). The third retirement plan is the Company’s Pension Plan. Under the Pension Plan as in effect since January 1, 2001, each participant is credited with a basic benefit determined by years of service. The Company contribution is 1.5% of current compensation for participants with less than five years of service, 2.0% of current compensation for participants with at least five but less than 10 years of service, and 2.5% of current compensation for participants with 10 or more years of service. Notwithstanding the contribution rates set forth above, the maximum annual compensation amount for which contributions can be made to the Pension Plan under the Code is currently $210,000. All accounts are credited with interest at an annual rate equal to the greater of 5% or the average of the 1 year Constant Maturity Treasury Rates for each of the 12-months ending with the month of November, plus 1%. The estimated annual benefits payable upon retirement at normal retirement age under the Pension Plan for each of the named Executive Officers are as follows: John T. Schuessler, $74,830; Kerrii B. Anderson, $24,455; Jeffrey M. Cava, $9,513; Kathie T. Chesnut, $44,255; Jonathan F. Catherwood, $35,060 and John M. Deane, $18,041. The estimated annual retirement benefits assume a 7.5% interest factor and retirement at age 65.

REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Company’s executive compensation policy has been “pay for performance” since well before the current popularity of that concept. In an effort to provide shareholders with a better understanding of the Company’s executive compensation practices, this Report provides information beyond the information required by the proxy rules of the SEC.

Compensation Philosophy

The Company’s executive compensation program is based on two objectives:

Providing market-competitive compensation opportunities, and

Creating a strong link among the interests of the shareholders, the Company’s financial performance, and the total compensation of the Company’s Executive Officers.

There are three components to the Company’s executive compensation program: annual cash compensation, longer-term incentive compensation and benefits. The annual cash compensation program is comprised of base salary and annual incentive compensation. Base salary and annual incentive compensation opportunities are set by periodic comparison to external rates of pay for comparable positions within the food-service industry. The companies used for this comparison for 2005 were comprised of the participants in the National Chain Restaurant Compensation Association annual survey and the same companies which comprise the “Peer Group Index” shown on the graph on page 26. The companies which comprise the Peer Group Index reflect the Company’s scope of operations and the competitive market in the restaurant industry for senior executive talent.

Base salary ranges are targeted at the 50th percentile of competitive data. Individual variability is based on performance and experience. Adjustments are normally considered annually, based upon general movement in external salary levels, individual performance and potential, and/or changes in the position’s duties and responsibilities.

Under the Senior Executive Annual Performance Plan (the “Senior Executive Plan”) (which Mr. Schuessler and Mrs. Anderson, participated in during fiscal 2005) and the Executive Annual Performance Plan (the “Executive Plan”) (which other Executive Officers participated in), participants received annual incentive awards which were based on the extent to which the Company met or exceeded specified earnings per share, return on assets, and, for certain participants, Wendy’s North America or International Division income goals for the year. The Committee established specific performance objectives for 2005 under both plans, and the eligible participants and individual award opportunities for those participants under the Senior Executive Plan. In accordance with the terms of the Executive Plan, Mr. Schuessler determined the participants, the individual award opportunities for those participants, and the allocation of performance objectives between overall corporate results and business unit results in consultation with the Committee under the Executive Plan. Annual incentive opportunities under both plans were targeted at the 75th percentile of competitive practice. The performance objectives and individual award opportunities were designed to create financial incentives that were closely tied to Company performance.

Total cash compensation that could be earned was highly dependent on Company performance, rather than adjustments to base salary, since individual award opportunities were targeted independently from adjustments to base salary. Increases in base salary had no impact on individual award opportunities under the bonus plans. Total annual cash compensation may well be below the 50th percentile of competitive practice when target performance is not achieved. When targets are significantly exceeded, total annual cash compensation may equal or exceed the 75th percentile.

In the fourth quarter of 2005 the Company concluded that goodwill and fixed asset impairments were required under generally accepted accounting principles. Due to the impact of the impairment charges and the other strategic initiatives announced by the Company in July, 2005, which reduced the Company’s reported earnings per share and return on assets for 2005 below the threshold performance objectives established by the Committee under the Senior Executive Plan, Mr. Schuessler and Mrs. Anderson received no bonus for 2005. The performance objectives under the Executive Plan for other Executive Officers were adjusted to exclude the impact of the impairment charges, store closures, the effect of any changes in the value of the Company’s currency hedge on inter-company notes, gains on the sale of certain Wendy’s real estate properties to franchisees and third parties, expenses related to the Tim Hortons IPO and expenses attributable to the acceleration of vesting of stock options. No adjustment was made to the Wendy’s North America or International Division income goals.

Beginning in 2004, the longer-term incentive compensation program applicable to Executive Officers consists of performance shares and restricted stock granted under the Company’s 2003 Stock Incentive Plan, which was approved by shareholders in 2004. Prior to 2004 the longer-term incentive program consisted of stock options. Under the new program one performance or restricted share was awarded for every four stock options that would have been granted previously to participants. Award opportunities under the restricted stock program for 2005 were set by comparison to equity awards made to comparable positions at companies within the food-service industry, and were set at approximately the 60th percentile. The companies used for the food-service industry comparison were the same companies which comprise the Peer Group Index shown on the graph on page 26. Award opportunities under the performance share and restricted stock program are based primarily on a fixed number of restricted shares for each eligible employee grade. The fixed number of performance or restricted shares awarded is adjusted periodically by comparison to comparable positions within the food-service industry. In addition, the number of performance or restricted shares awarded was adjusted in 2005 to reflect earnings per share growth (excluding the effect of a goodwill impairment charge incurred in 2004) and the Company’s three-year average total shareholder return relative to the Standard & Poor’s 500 Index. This adjustment serves to more closely align equity compensation opportunities to Company performance. In setting the number of performance or restricted shares awarded, the Committee also considered that the rate of annual share utilization was below the 25th percentile of competitive practice and that the overhang (including unexercised stock options outstanding and shares available for grant under the Company’s equity compensation plans) from dilution was below the 50th percentile of competitive practice.

The value of performance shares and restricted stock awarded under this program increases as the market price of the Company’s common shares increases. This program accomplishes the objective of linking each Executive Officer’s opportunity for financial gain to increases in shareholder wealth, as reflected by the market price of the Company’s common shares.

The benefits program is comprised of retirement income and group insurance plans. The objective of the program is to provide Executive Officers with reasonable and competitive levels of protection against the four contingencies (retirement, death, disability and ill health) which will interrupt the Executive Officer’s employment and/or income received as an active employee. The retirement program consists of two tax-qualified plans that cover all full-time management and administrative employees, and a supplemental retirement plan which covers the Executive Officers and other Officers of the Company. The group insurance program consists of life, disability and health insurance benefit plans that cover all full-time management and administrative employees and the supplemental long-term disability plan, which covers Executive Officers and other Officers. Executive Officers and other Officers also participated in an executive health care reimbursement plan until December 31, 2004.

Section 162(m) of the Code generally limits the ability of a publicly-held corporation, such as the Company, to claim a deduction on its federal income tax return for compensation in excess of $1 million paid for a given fiscal year to the chief executive officer (or person acting in that capacity) at the close of the corporation’s fiscal year and the four most highly compensated officers of the corporation, other than the chief executive officer, at the end of the corporation’s fiscal year, unless the requirements specified in applicable Internal Revenue Service regulations are met. The $1 million compensation deduction limitation does not apply to “performance-based compensation”. The Company believes that compensation paid under the Senior Executive Plan, its stock option plans and the performance shares awarded to Mr. Schuessler and Mrs. Anderson under the 2003 Stock Incentive Plan qualifies as “performance-based compensation” for purposes of Section 162(m).

Compensation for Chief Executive Officer

Mr. Schuessler was named Chief Executive Officer and President of the Company on March 16, 2000. He had previously served as President and Chief Operating Officer, U.S. Operations of the Company. Mr. Schuessler was named Chairman of the Board, Chief Executive Officer and President on May 1, 2001.

Mr. Schuessler’s base salary for 2005 was targeted at the 50th percentile of competitive data, taking into consideration the Company’s overall compensation philosophy, Mr. Schuessler’s performance since being named Chief Executive Officer and President, and the Company’s performance under his leadership.

An annual cash incentive award was payable under the Senior Executive Plan to Mr. Schuessler only if the Company achieved or exceeded specified earnings per share and return on assets goals. The amount of the award increased if the Company exceeded the specified goals. Conversely, no award was payable if the Company did not achieve the specified goals. As noted previously in this Report, the Company did not achieve the specified earnings per share and return on assets goals for 2005 due to goodwill and fixed asset impairments and the impact of the other strategic initiatives announced by the Company in July, 2005. As a result, Mr. Schuessler received no bonus for 2005.

Long-term incentives in the form of performance shares were granted to Mr. Schuessler in 2005. The principal terms of these awards are described in footnote 4 to the Summary Compensation Table (see page 19). Performance shares serve to directly align Mr. Schuessler’s interests with the interests of other shareholders, since the value of these awards increases as the market price of the Company’s common shares increases.

The Committee considered the number of unexercised options already held by Mr. Schuessler, competitive practices and the Company’s earnings per share growth and three-year average total shareholder return relative to the Standard & Poor’s 500 Index in determining the number of performance shares to grant in 2005. The number of performance shares granted in 2005 to Mr. Schuessler was designed to approximate the 60th percentile of competitive practice for comparable positions within the food-service industry, consistent with the policy previously described, adjusted for the Company’s earnings per share growth and three-year average total shareholder return relative to the Standard & Poor’s 500 Index. The Committee also considered the annual rate of share utilization and overhang from dilution relative to competitive practice.

The Committee believes that Mr. Schuessler was reasonably compensated for the job he has done as the Chairman of the Board, Chief Executive Officer and President. His opportunities to increase his future compensation depend on the Company’s future performance and the competitive pay practices of comparable positions within the food-service industry. The compensation programs applicable to Mr. Schuessler have accomplished the objective of linking shareholder and financial performance to Mr. Schuessler’s total compensation.

Respectfully submitted,

Compensation Committee

James F. Millar, Chair

Ann B. Crane

Janet Hill

William E. Kirwan

J. Randolph Lewis

COMPARISON OF FIVE-YEAR TOTAL RETURN FOR WENDY’S INTERNATIONAL, INC., SPECIFIED PEER GROUPS AND THE S&P 500 INDEX

The following graph compares the yearly percentage change in the Company’s cumulative total shareholder return (as measured by dividing (i) the sum of (A) the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and (B) the difference between the Company’s share price at the end and the beginning of the measurement period; by (ii) the share price at the beginning of the measurement period) against the cumulative total return of the S&P 500 Stock Index and two peer groups of other companies with restaurant operations (excluding the Company) (the “Peer Group Index” and the “Former Peer Group Index”). The companies which comprise the Peer Group Index better reflect the Company’s scope of operations and the competitive market in the restaurant industry for senior executive talent, compared to the companies which comprise the Former Peer Group Index.

COMPARISON OF FIVE-YEAR TOTAL RETURN(1)

FOR WENDY’S INTERNATIONAL, INC.,

SPECIFIED PEER GROUPS AND THE S&P 500 INDEX

	2000	2001	2002	2003	2004	2005
WEN	$100.00	112.16	104.82	153.18	155.29	221.33
PEER GROUP INDEX (2)	$100.00	93.42	72.54	106.61	148.95	153.95
FORMER PEER GROUP INDEX (3)	$100.00	92.33	71.67	103.96	146.95	152.34
S&P 500 INDEX	$100.00	86.96	66.64	84.22	91.79	94.55

(1)	Assumes $100 invested on December 29, 2000, in Wendy’s International, Inc. common shares, the Peer Group Index, the Former Peer Group Index and the S&P 500 Index. Total return assumes dividend reinvestment.

(2)	The Peer Group Index has been computed by the Company, and is comprised of the following 13 companies: Applebee’s International, Inc.; Bob Evans Farms, Inc.; Brinker International, Inc.; CBRL Group, Inc.; CKE Restaurants, Inc.; Darden Restaurants, Inc.; Denny’s Corporation; Jack in the Box Inc.; McDonald’s Corporation; Ruby Tuesday, Inc.; Sonic Corp.; Starbucks Corporation; and YUM! Brands, Inc. This Index has been weighted by market capitalization of each component company.

(3)	The Former Peer Group Index has been computed by the Company, and is comprised of the following 10 companies: Brinker International, Inc.; CBRL Group, Inc.; CKE Restaurants, Inc.; Darden Restaurants, Inc.; Denny’s Corporation; Jack in the Box Inc.; McDonald’s Corporation; Outback Steakhouse, Inc.; Starbucks Corporation; and YUM! Brands, Inc. This Index has been weighted by market capitalization of each component company.

EXECUTIVE AGREEMENTS

The Company has entered into employment agreements (“Key Executive Agreements”) with each of the Executive Officers named in the Summary Compensation Table (see page 18) as well as certain other Executive Officers. The Key Executive Agreements are intended to assure the Company that it will have the continued dedication, undivided loyalty, and objective advice and counsel from these key executives in the event of a proposed transaction, or the threat of a transaction, which could result in a change in control of the Company.

The Key Executive Agreements provide that in the event of a “change in control” (as defined therein), the key executives will be employed by the Company in their present positions for a period of approximately five years, or until the executive dies, is terminated for “cause” by the Company or terminates employment himself or herself without “good reason” (as such terms are defined therein), whichever occurs first (the “Employment Term”).

In the event of a change in control, the key executives will be entitled to continue to receive during their Employment Term the annual salary, bonus and other benefits made available to them by the Company immediately prior to the change in control. The Board of Directors will review annually the performance of each key executive during such Employment Term to determine whether or not such salary and bonus should be increased.

A key executive’s employment may be terminated under the Key Executive Agreement for cause by the Company as defined therein. If a key executive is terminated for cause by the Company, the Company has no further obligation to pay any compensation or to provide benefits to the key executive.

A key executive may terminate his or her employment under the Key Executive Agreement after a change in control for good reason if the Company (i) changes the key executive’s status, title, position or responsibilities in a way that does not represent a promotion, (ii) either reduces the key executive’s base salary or provides an annual salary increase less than the increase in a defined consumer price index, (iii) requires the key executive to relocate beyond a 30 mile radius from the executive’s business office location immediately prior to the change in control, (iv) takes action which results in a material reduction in compensation and benefits otherwise payable to the key executive, (v) materially breaches the Key Executive Agreement, or (vi) fails to notify the key executive that a successor to the Company has agreed to assume and perform under the Key Executive Agreement. If a key executive’s employment is terminated by the Company without cause prior to a change in control, but the executive reasonably demonstrates that the termination of employment (i) was at the request of a third party who had indicated an intention or taken steps reasonably calculated to effect a change in control, or (ii) otherwise occurred in connection with, or in anticipation of, a change in control which had been threatened or proposed, then such termination will be deemed to have occurred after a change in control for the purposes of the Key Executive Agreement, provided that a change in control shall actually have occurred.

If the employment of a key executive is terminated under a Key Executive Agreement by the executive for good reason or by the Company other than for cause, the Company will be obligated to make a lump-sum payment to the key executive of three times the sum of the executive’s then-current salary plus average annual bonuses over the prior three years. If the key executive had not previously received bonus payments for three full plan years under the annual bonus plans and was an eligible participant under such plans at the time his or her employment was terminated, he or she will be deemed to have received a bonus in prior years equal to the bonus paid to such key executive’s predecessor in the same position. If there was not a predecessor in the same position, the key executive will be deemed to have received a bonus in prior years equal to the average of the bonuses paid to participants in positions comparable to the executive’s then-current position. The lump-sum payment will not be subject to offset. If the employment of the key executive is terminated under a Key Executive Agreement by the executive for good reason or by the Company other than for cause, the key executive will also be entitled to (i) continuation of group insurance benefits for three years, subject to offset for any benefits from subsequent employment, if any, (ii) purchase his or her Company automobile at the then-current book value, and (iii) a lump-sum payment equal to the present value of accrued retirement benefits after adding three additional years of benefit accrual, reduced by any vested benefits. In addition, any stock options or stock appreciation rights granted under plans of the Company will become immediately vested and exercisable, and any restrictions on any stock awarded to the key executive by the Company shall lapse.

If any payments or other benefits payable to an executive under a Key Executive Agreement or otherwise is subject to the excise tax under Code Section 4999 or any similar tax, the Company is obligated under the Key Executive Agreement to pay to the executive an additional amount which, after deduction of any income, withholding and excise tax thereon, equals the excise tax.

The Company has established a benefits protection trust to provide for the payment of benefits to the key executives and to provide for the payment of reasonable legal fees or expenses incurred in good faith by the key executives in enforcing their rights under the Key Executive Agreements or any other benefit plans in which they participate.

The Company also has a severance policy that is applicable to Officers generally, including Executive Officers. Under that policy, which is subject to review and amendment by the Company from time to time, an Officer whose employment is terminated by the Company except for cause is generally entitled to continue to receive two weeks of salary continuation, and continued participation in the Company’s other benefit plans, for each year of service, with a minimum of 26 weeks. An Officer can elect to receive the total remaining amount payable in a lump sum at any time during the severance period, in which case participation in the other benefit plans ceases.

CERTAIN TRANSACTIONS INVOLVING MANAGEMENT OR 5% SHAREHOLDERS

A trust for the benefit of Paul D. House is the sole shareholder of a corporation which purchased a shopping center property in Tottenham, Ontario, Canada from an unrelated third party in 1998. As part of the shopping center purchase transaction, the corporation now leases a Tim Hortons restaurant to a subsidiary of the Company. The remaining term of the lease is 8 years. The amount of rent paid to the corporation in 2005 was the Canadian dollar equivalent of $48,512 (the exchange rate used for all Canadian dollar equivalents in this section is 1.21129885 Canadian dollars per U.S. dollar). In the opinion of the Company, the terms of this lease are no less favorable than the Company and its subsidiaries could have obtained from an unrelated third party.

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Company’s Audit Committee has selected PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the current fiscal year. Management expects that representatives of PricewaterhouseCoopers LLP will be present at the Annual Meeting with the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The affirmative vote of the holders of a majority of the common shares represented at the meeting in person or by proxy is necessary to ratify the selection of the Company’s independent registered public accounting firm for the current year. Under applicable law, listing requirements and the Company’s Regulations, abstentions and broker non-votes are counted as present; the effect of an abstention or a broker non-vote is the same as a “no” vote. THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” RATIFICATION OF THE SELECTION OF PRICEWATERHOUSECOOPERS LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OF THE COMPANY FOR THE CURRENT YEAR. Unless otherwise indicated, the persons named in the Proxy will vote all Proxies in favor of ratification. If the selection of PricewaterhouseCoopers LLP is not ratified, the Audit Committee will reconsider the selection of the Company’s independent registered public accounting firm.

Even if the selection of PricewaterhouseCoopers LLP is ratified by shareholders, the Audit Committee in its discretion could decide to terminate the engagement of PricewaterhouseCoopers LLP and to engage another firm if the Committee determines such action to be necessary or desirable.

SHAREHOLDER PROPOSALS

Set forth below are two shareholder proposals received by the Company for the Annual Meeting of Shareholders. As required by rules of the SEC, the text of the shareholder proposals and supporting statements appear as submitted to the Company by the shareholders. The Board of Directors and the Company accept no responsibility for the contents of the proposals or supporting statements. The Board of Directors has recommended a vote against each of these proposals for the broader policy reasons set forth following each proposal.

SHAREHOLDER PROPOSAL NO. 1

The Adrian Dominican Sisters, 1257 East Siena Heights Drive, Adrian, Michigan 49221-1793, owner of 100 common shares of the Company, in conjunction with The Sinsinawa Dominicans Inc., 7200 West Division Street, River Forest, Illinois 60305, owner of 32 common shares of the Company, have notified the Company that they intend to propose the following resolution at the Annual Meeting of Shareholders:

Label Genetically Engineered Products

2006

RESOLVED: Shareholders request that the Board of Directors adopt a policy to identify and label all food products manufactured or sold by the company under the company’s brand names or private labels that may contain genetically engineered (GE) ingredients.

Supporting Statement

•	The right to know is a fundamental principle of democratic societies and market economics.

•	Segregation and identity preservation of GE-ingredients/crops is already needed to trade in many international markets.

•	The European Union, Japan, New Zealand, South Korea and Australia have passed regulations that require labeling of GE foods.

•	As of May 19, 2005, Alaska law requires that genetically engineered salmon be labeled as such.

•	Millions suffer from mild to fatal food allergies. Without labeling, consumers have no way of protecting themselves from hidden allergens.

•	The National Academy of Sciences report, Genetically Modified Pest-Protected Plants (4/2000) recommended development of improved methods for identifying potential allergens in genetically engineered pest-protected plants.

•	The report Safety of Genetically Engineered Foods: Approaches to Assessing Unintended Health Effects (National Academy of Sciences] 7/2004) states: … “there remain sizable gaps in our ability to identify compositional changes that result from genetic modification of organisms intended for food… (p. 15) Post-marketing surveillance has not been used to evaluate any of the GE crops currently on the market. (p. 153)

•	Between 2001 – 2004, approximately 15,000 hectares (150 square kilometers) in four US states were planted with unapproved Bt10 corn. (New Scientist 3/23/2005) At least nine cargo shipments to Japan have contained the illegal variety. (Reuters 8/23/2005)

•	The FDA determined (2/2003) that 386 pigs involved in bioengineering studies were possibly not properly disposed of, and may have entered the food supply.

•	StarLink corn, not approved for human consumption, has been detected in US food aid shipments (12/2004) as well as in a U.S. corn shipment to Japan (12/2002). StarLink’s first contamination of U.S. corn (8/2000) triggered a recall of 300 products.

Indicators that genetically engineered organisms MAY be harmful to humans, animals, or the environment include:

•	Five major US agricultural weeds have developed resistance to glyphosate, the herbicide used with genetically engineered Roundup Resistant crops. Addressing this problem includes use of additional herbicides.

•	Research (Environmental Healthy Perspectives 6/2005) has shown that Roundup, increasingly needed on Roundup Ready crops, is toxic to human placental cells at concentrations lower than agricultural use.

•	Producers of salmon genetically engineered to speed the fish’s growth to maturity expect their federal application to sell the first in the United States to be decided within a year, renewing concern among commercial fishermen about the consequences of genetically modified fish escaping and mingling with wild salmon. (AP 3/9/2005)

•	Crops engineered to produce pharmaceuticals/industrial chemicals could pollute the food system. The National Food Processors Association stated (11/2002): “There is an unacceptable risk to the food supply associated with the use of food and feed crops as ‘factories’ for the production of pharmaceuticals or industrial chemicals without mandatory regulations and necessary verification in place.”

Management’s Response

The Board of Directors recommends a vote AGAINST this Shareholder Proposal.

The proponents submitted a shareholder proposal in 2005 requesting that the Board issue a report to the shareholders regarding the scope of Company products that are genetically engineered, environmental impacts of genetically engineered products, a plan for removal of genetically engineered products should circumstances require and evidence of the long-term safety of genetically engineered food products. The 2005 proposal was soundly defeated.

The Company is committed to food safety as its highest priority and understands and supports its customers’ interest in food safety matters. Menu offerings include a wide variety of products that are derived from products or ingredients produced by the agricultural industry. The Company firmly believes that all of the food products served in its restaurants, including those that may contain genetically engineered ingredients, are safe. Furthermore, the Company relies on the United States Food & Drug Administration (“FDA”), the Environmental Protection Agency and the Biotechnology Regulatory Services of the U.S. Department of Agriculture, which are charged with protecting the health and safety of the public and the environment, to properly evaluate and make judgments about environmental and health risks regarding crops derived through biotechnology. The Company believes that these regulatory authorities have not found any meaningful safety, health or environmental risks posed by genetically engineered food products commercially used in the U.S. The Company, nonetheless, has monitored and intends to continue to actively monitor developments in agricultural biotechnology. The Company has and will continue to engage a third party consulting firm to review and keep the Company current on all new, evolving scientific and regulatory developments. In addition, the Company has supported, and intends to continue its support of, initiatives issued by the regulatory authorities to ensure that food served at the Company’s restaurants is safe for consumers.

The Company is aware of the concerns of some who oppose the use of biotechnology-derived crops in agriculture, and who seek the widespread adoption of food labeling to identify foods produced through biotechnology. There are also strong contrary views of those who believe that such crops are fundamentally safe, will benefit humanity and the environment by increasing the world’s food supply and decreasing the use of pesticides, and, therefore, labeling of such foods is unnecessary. The Company believes that the determination of whether labeling requirements should be adopted and implemented with respect to biotechnology-derived foods is more appropriately addressed under regulatory authority and leadership on an industry-wide basis, including food producers, processors, distributors and sellers (not just restaurants), and based on the scientific evaluation and decision of regulatory authorities. It would be an imprudent expenditure of the Company’s limited resources to require its management to devote time, attention and funds to research the complex issues involved and institute the labeling policy requested by the proposal.

At present, the FDA does not require that foods produced through biotechnology be labeled unless, as a result of the biotechnology process: the food is significantly different from its traditional counterpart such that the common or usual name no longer adequately describes the new food; an issue exists for the food or a constituent of the food regarding how the food is used or the consequences of its use; a bioengineered food has a significantly different nutritional property; or a new food includes an allergen that consumers would not expect to be present based on the name of the food.

The Company understands that the use of genetic engineering with respect to certain staple foods, such as corn and soybeans, is widespread in the United States. Even when these foods are produced in an unmodified form, under current practices, they are combined with other biotechnology-derived foods during storage, distribution and processing. It would be difficult and costly, if not impossible in the absence of federal laws and regulations, for the Company to require its vendors to identify those of the Company’s products that are derived from biotechnology-derived ingredients. As such, the proposal’s request that the Board of Directors adopt a policy to identify and label all food products sold by the Company that may contain genetically engineered ingredients is not feasible or practical.

The proponent’s proposal presents additional practical problems in light of the nature of the Company’s business. The Company is a system of quick-service restaurants, and the food products sold by the Company, such as hamburgers and chicken sandwiches made to order with a variety of condiments, salads, potatoes, French fries, chili, etc., are prepared and sold as ready-to-eat. These products are not conducive to product labeling in the same manner as unprepared, pre-packaged food.

Because it would be virtually impossible to determine which menu items may contain genetically engineered ingredients, as discussed above, any label would necessarily state that such foods “may” contain genetically engineered ingredients. Because the labeling of genetically engineered ingredients is not generally required, a universal label such as the foregoing would not further a customer’s understanding of which foods contain genetically engineered ingredients, but would rather create confusion among customers and potentially place the Company at a competitive disadvantage to those companies that do not label their products in such a manner.

The Company emphasizes that it is committed to the use of only those products and ingredients in its food that meet its high quality and safety standards. Because genetically engineered food products continue to be the subject of scientific and regulatory attention, any directive regarding the identification and general labeling of genetically engineered ingredients should come from regulatory authorities. The Company will continue to monitor, and is committed to continued compliance with, laws and regulations with respect to the identification and labeling of genetically engineered food.

In summary, the Company opposes this proposal because it is not feasible for the Company to identify those of its food products that contain genetically engineered ingredients and because any labeling policy should be adopted and implemented under regulatory authority and leadership on an industry-wide basis. Any label developed in the absence of such guidance would necessarily be so general in nature that it would be uninformative and potentially misleading to consumers and place the Company at a competitive disadvantage. In addition, if the Company were to undertake to implement this proposal despite its impracticality, it would require the Company to expend significant funds and assume business risks without the prospect of advancing food safety as a result. Thus, compliance with this proposal would be costly and time-intensive and would not result in any additional benefit to shareholders.

Accordingly, the Board of Directors recommends that shareholders vote AGAINST this Shareholder Proposal.

Vote Required

The affirmative vote of a majority of the common shares that are voted on this Shareholder Proposal is necessary to adopt this Shareholder Proposal. Abstentions and broker non-votes will not be counted in determining the number of common shares necessary for approval. Unless otherwise indicated, the persons named in the Proxy will vote all Proxies against the preceding Shareholder Proposal.

SHAREHOLDER PROPOSAL NO. 2

Domini Social Investments, 536 Broadway, 7th Floor, New York, NY 10012-3915, manager of a portfolio of funds holding 30,100 common shares of the Company, has notified the Company that it intends to propose the following resolution at the Annual Meeting of Shareholders:

SUSTAINABILITY REPORT

Whereas:

Investors increasingly seek disclosure of companies’ social and environmental practices in the belief that they impact shareholder value. Many investors believe companies that are good employers, environmental stewards, and corporate citizens are more likely to be accepted in their communities and to prosper long-term. According to Innovest, an environmental investment research consultant, major investment firms including ABN-AMRO, Neuberger Berman, Schroders, T. Rowe Price, and Zurich Scudder subscribe to information on companies’ social and environmental practices.

Sustainability refers to development that meets present needs without impairing the ability of future generations to meet their own needs. The Dow Jones Sustainability Group defines corporate sustainability as “a business approach that creates long-term shareholder value by embracing opportunities and managing risks deriving from economic, environmental and social developments.”

Globally, approximately 1,600 companies produce reports on sustainability issues (Association of Chartered Certified Accountants, www.corporateregister.com), including our company’s largest competitor, McDonald’s. McDonald’s states that reporting its social and environmental performance helps to maintain its customers’ trust, and that “companies that lose the trust of their customers lose those customers’ business forever.” McDonald’s describes this trust as one of their greatest competitive advantages.

A recent update to Wendy’s website collects previously disparate information sources into one section entitled “Corporate Responsibility.” In our view, this “report” falls far short of the report requested by this resolution, lacking substantive and quantitative measures of Wendy’s social and environmental performance. The “environmental” section of the report consists of two sentences. By comparison, McDonald’s sustainability report describes its environmental initiatives including energy efficiency and conservation, waste reduction and recycling, and reports quantities of waste generated and electricity consumed at its restaurants.

Wendy’s lists a commitment to stakeholders as a core value: “We serve all stakeholders and, through balancing our responsibilities to all, we maximize value to each of them.” A sustainability report would allow shareholders to evaluate how our company is implementing this core value.

RESOLVED: Shareholders request that the Board of Directors issue a sustainability report to shareholders, at reasonable cost, and omitting proprietary information, by September 1, 2006.

Supporting Statement

The report should include Wendy’s definition of sustainability, as well as a company-wide review of company policies, practices, and indicators related to measuring long-term social and environmental sustainability.

We recommend that Wendy’s use the Global Reporting Initiative’s Sustainability Reporting Guidelines (“The Guidelines”) to prepare the report. The Global Reporting Initiative (www.globalreporting.org) is an international organization with representatives from the business, environmental, human rights and labor communities. The Guidelines provide guidance on report content, including performance in six categories (direct economic impacts, environmental, labor practices and decent work conditions, human rights, society, and product responsibility). The Guidelines provide a flexible reporting system that permits the omission of content that is not relevant to company operations. Over 500 companies, including McDonald’s, use or consult the Guidelines for sustainability reporting.

Management’s Response

The Board of Directors recommends a vote AGAINST this Shareholder Proposal.

As noted by the proponent, one of the Company’s core values is a commitment to its stakeholders. The Company has seven other core values that assist the Company in achieving its mission of delivering superior quality products and services for our customers and communities through leadership, innovation and partnerships. Those core values are quality, integrity, leadership, people focus, customer satisfaction, continuous improvement and community involvement. Each of the Company’s restaurant brands is committed to being a good corporate citizen and promoting social, environmental, workplace and economic initiatives that address long-term sustainability issues. The Company has been, and will continue to be, committed to upholding and abiding by all laws and regulations that govern its operations, wherever located. The Company is equally committed to ensuring that its suppliers abide by all laws and regulations that govern their businesses, wherever they operate. Moreover, the Company will continue its commitment to treating all of its employees and franchisees with dignity, fairness and respect; protecting the health and safety of employees; protecting the environment; and enhancing the quality of life in the communities in which the Company operates.

The Company believes that sustainable development is good for business, and the Company is focused on the long-term aspects of its operations. In 2005, the Company published its inaugural Corporate Responsibility Report, publicly available on its investor website at www.wendys-invest.com under the heading “Corporate Responsibility”. This Report was published as the first step in developing a dynamic, growing Corporate Responsibility Report, after discussions with and guidance from the proponent. The Company believes that it has substantially fulfilled the proponent’s request for a sustainability report by publishing the Corporate Responsibility Report. The Company’s Corporate Responsibility Report contains many of the items called for by the proponent. For example, the proponent requests that the sustainability report should include a definition of sustainability. Under the heading “Sustainability”, the Company’s Corporate Responsibility Report states:

Wendy’s International, Inc. defines sustainability as a focus on the long-term, rather than short-term, growth of people, communities, ecosystems and businesses. Sustainable growth is a measured development that meets the needs of the present without compromising the ability of future generations to meet their own needs. We believe sustainable development is good for business and, accordingly, we focus on the long-term aspects of our operations. Our goal is always to be a positive, permanent fixture in the communities where we operate.

The proponent also requests the Company to include in the sustainability report a company-wide “review” of policies, practices and indicators that measure long-term sustainability. The Company’s Corporate Responsibility Report discloses policies, practices and indicators related to sustainability, including disclosure of the Tim Hortons sustainable coffee partnership program. This coffee sustainability program encompasses economic growth, protection of natural resources and meeting the social needs of coffee growers. The program includes a variety of projects designed to help farmers improve their living conditions and spur development in coffee-producing areas, including support for smallholder (individual) farmers in an effort to improve their livelihood in a long-term, sustainable manner.

In addition, the Company’s sustainability report addresses certain environmental policies, practices and indicators related to sustainability. The proponent notes in its proposal that the “environmental” section of the Corporate Responsibility Report consists of only two sentences. However, as stated in our Corporate Responsibility Report, “we will continue to monitor our corporate responsibility efforts and update the individual sections of this Web-based report as appropriate in the future.” Since initial publication of the Corporate Responsibility Report, the disclosure content of the environmental section has been enhanced. The environmental section of the report now contains detailed disclosures related to the past accomplishments, philosophy and on-going efforts of the Wendy’s and Tim Hortons brands with respect to environmental initiatives.

The Company’s Corporate Responsibility Report also has information about the Company’s financial performance, disclosures about its community service programs, nutrition information and other disclosures that reflect the Company’s commitment to long-term sustainability. Based on the disclosures contained in the Company’s Corporate Responsibility Report, the Company believes that it has substantially fulfilled the proponent’s request for a sustainability report.

The Company acknowledges that it has not prepared its Corporate Responsibility Report in strict compliance with the Global Reporting Initiative’s Guidelines as recommended by the proponent. The Global Reporting Initiative’s Guidelines are a complex, vague and voluminous set of metrics that would require substantial time and funds to adhere to. The proposal does not convey the burden on human resources or the considerable expense involved in preparing a report using the Global Reporting Initiative’s Guidelines other than to note that the sustainability report should be prepared “at reasonable cost.” Information available on Global Reporting Initiative’s website referenced in the proposal states that nine companies (each of which responded to a survey conducted by Global Reporting Initiative) spent an average of more than $600,000 in preparing sustainability reports using the Global Reporting Initiative’s Guidelines—with one entity spending $3 million on its sustainability report.

The Company does not believe that shareholders would be benefited by having the Company expend hundreds of thousands of dollars on preparing a separate sustainability report in accordance with a costly and complex set of guidelines. Instead, the Company intends to allocate its limited resources and assets to the continued development and enhancement of the Corporate Responsibility Report in a prudent manner consistent with the exercise of business judgment. With or without the proponent’s cooperation, the Company, at present, is committed to continuing to expand and revise its Corporate Responsibility Report. A separate sustainability report as requested by the proponent would merely duplicate the information that is already provided and easily accessible by our shareholders and the public. Thus, the Company believes that preparing a special, separate sustainability report would be costly, time-intensive and duplicative of the Company’s existing Corporate Responsibility Report. Preparing a separate sustainability report would not result in any additional benefit to shareholders and would constitute a waste of Company funds and resources.

Accordingly, the Board of Directors recommends that shareholders vote AGAINST this Shareholder Proposal.

Vote Required

The affirmative vote of a majority of the common shares that are voted on this Shareholder Proposal is necessary to adopt this Shareholder Proposal. Abstentions and broker non-votes will not be counted in determining the number of common shares necessary for approval. Unless otherwise indicated, the persons named in the Proxy will vote all Proxies against the preceding Shareholder Proposal.

OTHER MATTERS

Shareholder Proposals Pursuant to Rule 14a-8

In order to be considered for inclusion in the Proxy Statement distributed to shareholders prior to the Annual Meeting of Shareholders in 2007, a shareholder proposal pursuant to SEC Rule 14a-8 must be received by the Company no later than November 13, 2006. Written requests for inclusion should be addressed to: Corporate Secretary, P. O. Box 256, Dublin, Ohio 43017-0256. It is suggested that you mail your proposal by certified mail, return receipt requested.

Shareholder Proposals other than Pursuant to Rule 14a-8

With respect to any shareholder proposal not submitted pursuant to SEC Rule 14a-8 in connection with the Annual Meeting of Shareholders in 2007, the proxy for such meeting will confer discretionary authority to vote on such proposal unless (i) the Company is notified of such proposal not later than January 27, 2007, and (ii) the proponent complies with the other requirements set forth in SEC Rule 14a-4.

Shareholder Communications to the Board of Directors

Shareholders may communicate with the Board of Directors or one or more Directors by sending a writing addressed to the Board or to any one or more Directors in care of Corporate Secretary, P. O. Box 237, Dublin, Ohio 43017-0237, in an envelope clearly marked “shareholder communication”. The Corporate Secretary’s office will forward such correspondence unopened to either Mr. Pickett or Mr. Lauer, or to another independent Director as the Board of Directors may specify from time to time, unless the envelope specifies that it should be delivered to another Director.

Householding of Annual Meeting Materials

The SEC has adopted rules that permit companies and intermediaries such as brokers to satisfy delivery requirements for proxy statements with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding”, potentially provides extra convenience for shareholders and cost savings for companies. The Company and some brokers household proxy materials, delivering a single proxy statement to multiple shareholders sharing an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate Proxy Statement, or if you are receiving multiple copies of the Proxy Statement and wish to receive only one, please notify your broker if your shares are held in a brokerage account or us if you hold registered shares. You can notify us by sending a written request addressed to Investor Relations Department, P.O. Box 256, 4288 West Dublin-Granville Road, Dublin, Ohio 43017-0256, by calling Investor Relations at 614-764-3138 or by sending an e-mail to Investor Relations at investor_relations@wendys.com. The Company will deliver promptly, upon written or oral request, a separate copy of the Proxy Statement to a registered shareholder at a shared address to which a single copy of the document was delivered.

General Information

A COPY OF FORM 10-K AS FILED WITH THE SEC WILL BE SENT TO ANY SHAREHOLDER WITHOUT CHARGE UPON WRITTEN REQUEST ADDRESSED TO INVESTOR RELATIONS DEPARTMENT, P. O. BOX 256, 4288 WEST DUBLIN-GRANVILLE ROAD, DUBLIN, OHIO 43017-0256.

Management knows of no other business which may be properly brought before the Annual Meeting of Shareholders. However, if any other matters shall properly come before such meeting, it is the intention of the persons named in the enclosed Proxy to vote such Proxy in accordance with their best judgment on such matters.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. THEREFORE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO FILL IN, SIGN AND RETURN THE PROXY IN THE ENCLOSED STAMPED, SELF-ADDRESSED ENVELOPE, OR TO VOTE ELECTRONICALLY AS DESCRIBED ON PAGE 1 OF THIS PROXY STATEMENT.

By order of the Board of Directors.

/s/ Leon M. Mc Corkle, Jr.

LEON M. McCORKLE, JR.

Secretary

WENDY’S INTERNATIONAL, INC.

ANNUAL MEETING OF SHAREHOLDERS

APRIL 27, 2006

AMC Dublin Village Theatres • 6700 Village Parkway • Dublin, OH 43017

(614) 429-0100 • Meeting begins at 9:00 a.m. • Doors open at 8:15 a.m.

Shareholders are invited to attend the Annual Meeting of Shareholders. Please note the following admission requirements:

•	For shareholders of record, an admission ticket (which is attached to the enclosed Proxy) and government-issued picture identification will be required to enter the meeting.

•	Shareholders owning common shares through a broker, bank or other record holder must bring evidence of ownership as of March 6, 2006, such as an account statement, proxy issued by the record holder or other acceptable document in addition to a government-issued picture identification.

•	A representative of a corporation, limited liability company, partnership or other legal entity that is a shareholder must also present acceptable evidence of authority to represent such entity at the meeting. Only one representative of an entity will be admitted.

•	AN INDIVIDUAL ARRIVING AT THE MEETING SITE WITHOUT AN ADMISSION TICKET, ACCOUNT STATEMENT, PROXY ISSUED BY THE RECORD HOLDER OR OTHER ACCEPTABLE DOCUMENT AND A GOVERNMENT-ISSUED PICTURE IDENTIFICATION WILL NOT BE ADMITTED UNLESS THE COMPANY CAN OTHERWISE VERIFY OWNERSHIP AS OF THE RECORD DATE. SEATING AT THE MEETING IS LIMITED AND ADMISSION IS ON A FIRST-COME, FIRST-SERVED BASIS. CAMERAS, CELL PHONES, RECORDING EQUIPMENT AND OTHER ELECTRONIC DEVICES WILL NOT BE PERMITTED AT THE MEETING.

The meeting will be broadcast live over the internet beginning at 9:00 a.m. EDT at www.wendys-invest.com and will be archived on the site. For further information, contact Wendy’s Investor Relations Department at 1-800-443-7266, extension 3138.

Directions:

Exit heading south onto Sawmill Road (Exit 20) from I-270 which is located in the northwest section of the greater Columbus, Ohio area. Travel approximately  1/2 mile and turn right onto Village Parkway. AMC Theatres are located in the Dublin Village Shopping Center located on Village Parkway.

Dear Wendy’s International, Inc. Shareholder:

You are invited to join our directors and management at the Annual Meeting of Shareholders of Wendy’s International, Inc. The meeting will be held at the AMC Theatres, 6700 Village Parkway, Dublin, Ohio 43017, on Thursday, April 27, 2006, beginning at 9:00 a.m., local time.

We will elect directors; ratify the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the current year; consider two Shareholder Proposals, if presented at the Annual Meeting, as described on pages 29 to 34 of the Proxy Statement; and transact such other business as may properly come before the meeting. If you plan to attend the meeting, please note the attendance requirements described on the enclosed admission ticket.

It is important that your shares be voted whether or not you plan to be present at the meeting. You should specify your choices by marking the appropriate boxes on the proxy form, and date, sign and return your proxy form in the enclosed envelope as promptly as possible. If you date, sign and return your proxy form without specifying your choices, your shares will be voted in accordance with the recommendations of Wendy’s directors.

As an alternative, we are offering shareholders the opportunity to vote their shares electronically through the internet or by telephone. To vote by internet, log on to www.voteproxy.com and follow the on-screen instructions. To vote by telephone (touch-tone phone only), call 1-800-PROXIES and follow the recorded instructions. Please have the proxy card available when you vote by internet or telephone.

Sincerely,

Chairman of the Board and

Chief Executive Officer

If you plan to attend the Annual Meeting of Shareholders, please mark the box on the enclosed Proxy Card and tear off the attached Admission Ticket and bring it with you to the meeting.

The Admission Ticket and a government-issued picture identification will be required to enter the meeting.

ADMISSION TICKET

WENDY’S INTERNATIONAL, INC.

Annual Meeting of Shareholders

April 27, 2006

9:00 a.m., Local Time

If you plan to attend the Annual Meeting, please mark the box on the reverse side of the
Proxy Card and keep this portion as your Admission Ticket.

WENDY’S INTERNATIONAL, INC.

Proxy Solicited on Behalf of the Board of Directors of the Company for the Annual Meeting

April 27, 2006

The undersigned hereby constitutes and appoints John T. Schuessler, Kerrii B. Anderson and Leon M. McCorkle, Jr., and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of Wendy’s International, Inc. to be held at the AMC Theatres, 6700 Village Parkway, Dublin, Ohio 43215, on Thursday, April 27, 2006, and at any adjournments thereof, on all matters coming before said meeting.

You are encouraged to specify your choices by marking the appropriate boxes, SEE REVERSE SIDE, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations. The proxies cannot vote your shares unless you either sign and return this card or vote electronically.

This proxy when properly executed will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of directors, FOR the ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the current year, and AGAINST the Shareholder Proposals.

(If you have written in the space below, please mark the corresponding box on the reverse side of the card.)

(Continued and to be signed on the reverse side)

COMMENTS:

ANNUAL MEETING OF THE SHAREHOLDERS OF

WENDY’S INTERNATIONAL, INC.

Thursday, April 27, 2006

PROXY VOTING INSTRUCTIONS

MAIL – Date, sign and mail your proxy card in the envelope provided as soon as possible.	COMPANY NUMBER ACCOUNT NUMBER
– OR –
TELEPHONE – Call toll-free 1-800-PROXIES from any touch-tone telephone and follow the instructions. Have the proxy card available when you call.
– OR –
INTERNET – Access www.voteproxy.com and follow the on-screen instructions. Have the proxy card available when you access the web page.

¯  Please detach and mail in the envelope provided IF you are not voting via telephone or the internet.  ¯

■

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE   ☒

1. Election of Directors					FOR	AGAINST	ABSTAIN

☐	FOR ALL NOMINEES	NOMINEES: O James V. Pickett O Thomas F. Keller O David P. Lauer O James F. Millar O Peter H. Rothschild		2. Ratification of the selection of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for the current year.	☐	☐	☐
☐	WITHHOLD AUTHORITY FOR ALL NOMINEES			3. Approval of the Shareholder Proposal regarding a policy to identify and label all food products containing genetically-engineered ingredients.	☐	☐	☐

☐	FOR ALL EXCEPT (See instructions below)			4. Approval of the Shareholder Proposal to have the Company issue a report regarding its policies and practices related to long-term social and environmental sustainability.	☐	☐	☐

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold as shown here. ●

5.     In their discretion, the proxies are authorized to vote on such other business as may properly come before the meeting.

The Board of Directors recommends a vote FOR the nominees, FOR ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the current year, and AGAINST the Shareholder Proposals.

I hereby revoke all proxies heretofore given by me to vote at said meeting or any adjournments thereof.

TO INCLUDE ANY COMMENTS, USE THE COMMENTS BOX ON THE REVERSE SIDE HEREOF.

				Please check here if you have written comments on the reverse side hereof.		☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.			☐	Please check here if you wish to attend the meeting.		☐

Signature of Shareholder	Date:	Signature of Shareholder	Date:

Note:    Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator,

             attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person.

■	■